EXHIBIT 10.5

AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

MADE BY AND AMONG

NIMBLEGEN SYSTEMS, INC.,

a Delaware corporation,

and certain of its direct and indirect subsidiaries,

as “BORROWER”

AND

GENERAL ELECTRIC CAPITAL CORPORATION,

a Delaware corporation

as “LENDER”

December 29, 2006

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Exhibits:

Exhibit A	Financial Covenants and Conditions
Exhibit B	NimbleGen Projections
Exhibit C	Insurance Requirements
Exhibit D	Post-Closing Obligations
Exhibit E	Landlord’s Waiver and Consent
Exhibit F	Terms and Conditions of MyAccountSM Usage
Exhibit G	Payment Schedule

Annexes

Annex A	Information Certificate

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AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (as it may be amended, restated, supplemented or otherwise modified from time to time, together with all attachments, exhibits, schedules, riders and addenda, all of which are incorporated herein by this reference and made a part hereof, this “Agreement”), dated as of December 29, 2006, by and among NIMBLEGEN SYSTEMS, INC., a Delaware corporation (“NimbleGen”) and NIMBLEGEN SYSTEMS OF ICELAND, LLC, a Delaware limited liability company (“NimbleGen Iceland”; and together with NimbleGen, individually and collectively, “Borrower”), and GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation (together with its successors and assigns, collectively, “Lender”).

RECITALS

A. Borrower and Lender entered into that certain Loan and Security Agreement, dated as of June 30, 2006, as amended by that certain Amendment and Waiver to Loan and Security Agreement, dated as of November 14, 2006, and that certain Amendment No. 2 and Consent to Loan and Security Agreement, dated as of December 8, 2006 (as so amended, the “Original Loan Agreement”), pursuant to which Lender agreed to provide certain financing arrangements and advance funds consisting of advances (i) under a revolving line of credit (each a “Revolving Credit Loan”) in an aggregate amount not to exceed $4,000,000 and (ii) under a term facility (each a “Term A Loan”) in an aggregate amount not to exceed $6,000,000, to Borrower on the terms and conditions set therein.

B. Borrower desires and Lender has agreed to make available additional loans under two (2) term facilities, the first in an aggregate amount not to exceed $2,500,000 based on Borrower’s receipt of certain equity proceeds on December 22, 2006 in an amount equal to $12,500,000 (the “Term B Loan”) and the second in an aggregate amount not to exceed $2,500,000 subject to the Borrower’s receipt of certain equity proceeds not later than March 31, 2007 an amount equal to $5,000,000 (the “Term C Loan”); provided, however, in no event shall the aggregate outstanding balance of the Revolving Credit Loan, the Term A Loan, the Term B Loan and the Term C Loan exceed $11,000,000 (the “Maximum Facility Amount”).

C. The parties desire to define the terms and conditions of the Term B Loan and the Term C Loan and amend and restate the terms of their existing relationship and to reduce such agreements to writing.

NOW, THEREFORE, in consideration of the promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties covenant and agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. General Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Account” means collectively (a) any right to payment of a monetary obligation, whether or not earned by performance, (b) without duplication, any “Account” or “Payment Intangible” (as such terms are defined in the Uniform Commercial Code), any accounts receivable (whether in the form of payments for services rendered or goods sold, rents, license fees or otherwise) and all other rights to payment and/or reimbursement of every kind and description, whether or not earned by performance, (c) all rights, remedies, security interests, books and records, evidencing or related to the Collateral (as defined below) and all rights under the Loan Documents in respect of the foregoing, (d) all information and data compiled or derived by Borrower or to which Borrower is entitled in respect of or related to the foregoing, and (e) all proceeds of any of the foregoing.

“Account Debtor” means “Account Debtor” (as that term is defined in the Uniform Commercial Code now or hereafter in effect), and any other Person obligated on any Account of Borrower.

“Affiliate” means, with respect to a specified Person, any Person directly or indirectly controlling, controlled by, or under common control with the specified Person, including, without limitation, their equity holders and any Affiliates thereof. A Person shall be deemed to control a corporation or other entity if the Person (a) owns or controls, directly or indirectly, twenty five percent (25%) or more of the Stock of such corporation or entity or (b) possesses or controls, directly or indirectly, the power to direct or cause the direction of the management policies and business of the corporation or other entity, whether through the ownership of voting securities, by contract, or otherwise. Each Principal shall be deemed an Affiliate of each entity comprising Borrower regardless of whether he or she meets the requirements in the previous two sentences.

“Agreement” has the meaning set forth in the Preamble.

“Approved Goods or Services” means goods sold or services rendered by Borrower in the ordinary course of business, in compliance with all Laws, and consistent with, related to or arising out of the type of goods sold or services rendered by Borrower through all or substantially all of its business operations as of the Closing Date.

“Approved Use of Proceeds” means working capital, capital expenditures and other corporate purposes not prohibited by this Agreement or the other Loan Documents.

“Assignment of Claims Documents” means any notice, acknowledgement or other form, agreement or consent required by the Federal Assignment of Claims Act, as amended (31 U.S.C. Section 3727, 41 U.S.C. Section 15) or any similar state or local law, and Subpart 32.8 of the Federal Acquisition Regulation, each in form and substance satisfactory to Lender.

“Authorized Officer” means, with respect to any Person, the President, Chief Executive Officer, Chief Financial Officer, Vice President or Treasurer of such Person.

“Base Rate” means a rate per annum equal to the Prime Rate plus one percent (1.0%).

“Base Rate Loan” means any Revolving Credit Loan that bears interest at or by reference to the Base Rate.

“Borrower” has the meaning set forth in the Preamble.

“Borrower Agent” means NimbleGen Systems, Inc.

“Borrower Contracts” means all contracts, agreements, instruments and other undertakings to which Borrower is a party or under which Borrower is obligated, including without limitation, all customer agreements, service agreements, license agreements and distribution agreements.

“Borrowing Base” means, as of any date of determination, an amount equal to eighty five percent (85%) of the Eligible Accounts.

“Borrowing Base Certificate” has the meaning set forth in Section 2.2(d).

“Business Day” means any day except a Saturday, Sunday or other day on which either the New York Stock Exchange is closed, or on which commercial banks in New York, New York are authorized by law to close.

“Cash” means money, currency or a credit balance in any Deposit Account.

“Cash Equivalents” means, certificates of deposit or other financial instruments properly classified as “cash equivalents” in accordance with GAAP.

“CERCLA” has the meaning set forth in the definition of “Environmental Laws”.

“Change in Law” has the meaning set forth in Section 2.7.

“Change in Tax Law” has the meaning set forth in Section 2.8.

“Change of Control” means, with respect to any Person on or after the Closing Date, (a) that any Person or “group” shall become the “beneficial owner” (as such terms are defined under Section 13d-3 of and Regulation 13D under the Securities Exchange Act of 1934) either directly or indirectly, of more than fifty percent (50%) of the outstanding shares of Stock of such Person having the right to vote for the election of directors of such Person under ordinary circumstances, (b) that any change in the composition of its equity holders as of the Closing Date shall occur that would result in any equity holder or group acquiring fifty percent (50%) or more of any class of Stock of such Person, (c) that any other Person (or group) shall acquire the power to elect a percentage of the board of directors giving such other Person (or group) the power to direct the management or affairs of such Person, by obtaining proxies, entering into voting agreements or trusts, acquiring securities or otherwise, or (d) any Principal shall no longer be an officer or director of NimbleGen or one or more of its wholly owned Subsidiaries and such Principal is not replaced with a Person approved by Lender in its reasonable discretion within 90 days of such Principal’s departure. Change of Control also means the failure of NimbleGen to directly or indirectly own, free and clear of all Liens other than Liens in favor of Lender, 100% of the Stock of each of NimbleGen Iceland and NimbleGen Germany.

“Charges” has the meaning set forth in Section 5.5.

“Claims” has the meaning set forth in Section 9.11.

“Closing” has the meaning set forth in Section 3.3.

“Closing Date” means June 30, 2006.

“Collateral” has the meaning set forth in Section 7.1.

“Control” means, as such term is used with respect to any Person or entity, the possession, directly or indirectly, of the power to direct or cause the direction of the management policies and business of such Person or entity, whether through the ownership of voting securities, by contract or otherwise, including the correlative meanings of the terms “controlling,” “controlled by” and “under common control with”.

“Controlled Group” means all businesses that would be treated as a single employer with Borrower under Section 4001(b) of ERISA.

“Credit Facility” or Credit Facilities have the meanings set forth in Section 2.1.

“December 2006 Offering” has the meaning set forth in Section 3.1(p).

“Default” means any Event of Default or any fact, event, condition or circumstance that, with the passage of time or the giving of notice or both, would become an Event of Default.

“Deposit Account” has the meaning set forth in Section 2.11(a).

“Deposit Account Control Agreement” means an agreement, in form and substance satisfactory to Lender, among Lender, Borrower and each bank in which Borrower maintains a Deposit Account.

“Depository Bank” has the meaning set forth in Section 2.11(a).

“Domestic Subsidiary” means any direct or indirect Subsidiary of NimbleGen formed under the laws of any state or territory of the United States.

“Eligible Account” has the meaning set forth below; provided that Lender may change the criteria for Eligible Accounts as set forth below from time to time in its discretion consistent with its past lending practices. Any Accounts, which are not Eligible

Accounts, shall nevertheless be part of the Collateral. Subject to the foregoing, “Eligible Account” means a the face amount of any Account of Borrower generated in the ordinary course of such Borrower’s business from the rendition of Approved Goods or Services, generated originally in the name of Borrower and not acquired via assignment or otherwise, less, without duplication, any and all returns, rebates, discounts (which may, at Lender’s option, be calculated on shortest terms), credits, allowances or excise taxes of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Account, and that Lender, in its discretion consistent with its past lending practices, deems to be an Eligible Account. Without limiting the generality of the foregoing, no Account shall be an Eligible Account if:

(i) the Account remains unpaid more than ninety (90) days past the claim or invoice date, and, to the extent that such Account is derived from the provision of services, not more than 105 days after such services are provided;

(ii) the Account is subject to any defense, set-off, recoupment, counterclaim, deduction, discount, credit, chargeback, freight claim, allowance, or adjustment of any kind, or the applicable Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process;

(iii) if the Account arises from the sale of goods, (A) the sale was not an absolute, bona fide sale, (B) the sale was made on consignment or on approval or on a sale-or-return or bill-and-hold or progress billing basis, (C) the sale was made subject to any other repurchase or return agreement, (D) the goods have not been shipped to the Account Debtor or its designee, (E) the sale was not made in compliance with applicable Laws, or (F) any part of any goods the sale of which has given rise to the Account has been returned, rejected, lost, or damaged (but only such portion of the Account attributable to such returned, rejected, lost or damaged goods shall be ineligible);

(iv) if the Account arises from the performance of services, (A) the services have not actually been performed, (B) the services were undertaken in violation of any Law, or (C) the Account represents a progress billing for which services have not been fully and completely rendered;

(v) the Account is subject to a Lien other than a lien in favor of Lender;

(vi) the Account is evidenced by chattel paper or an instrument of any kind or has been reduced to judgment;

(vii) the Account Debtor is an Affiliate or Subsidiary of Borrower, or the Account Debtor holds any Indebtedness of Borrower;

(viii) twenty five percent (25%) or more of the aggregate unpaid Accounts from the Account Debtor are not deemed Eligible Accounts under this Agreement;

(ix) the aggregate amount of Restricted Grant Funds exceeds ten percent (10%) of the net amount of all Eligible Accounts, to the extent such excess exceeds ten percent (10%) of such net amount of Eligible Accounts;

(x) the total unpaid Accounts of the Account Debtor exceed twenty percent (20%) of the net amount of all Accounts;

(xi) any covenant, representation or warranty contained in the Loan Documents with respect to such Account has been breached in any material respect;

(xii) the Account has not been invoiced to the Account Debtor in accordance with the procedures and requirements of the applicable Account Debtor;

(xiii) the Account is an obligation of an Account Debtor that is the Federal (or state or local) government or a political subdivision thereof, unless Lender has agreed in writing that the Accounts of such Account Debtor shall qualify as an Eligible Account, and, in each case, Lender has received from the Account Debtor the related Assignment of Claims Documents, fully acknowledged by the responsible contracting officer(s), or other acknowledgement of Lender’s notice of assignment of such obligation pursuant to this Agreement;

(xiv) the Account is an obligation of an Account Debtor that has suspended business, made a general assignment for the benefit of creditors, is unable to pay its debts as they become due or as to which a petition has been filed (voluntary or involuntary) under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or the Account is an Account as to which any facts, events or occurrences exist that could reasonably be expected to impair the validity, enforceability or collectibility of such Account or reduce the amount payable or delay payment thereunder;

(xv) the Account Debtor has its principal place of business or executive office outside the United States or the Account is payable in a currency other than United States dollars;

(xvi) the Account Debtor is an individual;

(xvii) the Account does not arise from the sale of Approved Goods or Services;

(xviii) the Account includes late charges or finance charges (but only such portion of the Account shall be ineligible); or

(xix) the Account arises out of the sale of any inventory upon which any Person (other than Lender) holds, claims or asserts a Lien.

“Environmental Laws” means all Laws relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species, vegetation and mold). Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) (“CERCLA”); the Hazardous Material Transportation Act (49 U.S.C. §§ 1801 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.) (“RCRA”); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 740 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.) (“OSHA”); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state and local counterparts or equivalents and any transfer of ownership notification or approval statutes.

“Environmental Liabilities” means all liabilities, obligations, responsibilities, remedial actions, removal costs, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim, suit, action or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law (including any thereof arising under any Environmental Law, permit, order or agreement with any Governmental Authority) and that relate to any health or safety condition regulated under any Environmental Law, or in connection with any Release, threatened Release, or the presence of a Hazardous Material.

“ERISA” has the meaning set forth in Section 4.12.

“Event of Default” and “Events of Default” have the meanings set forth in Section 8.1.

“Federal Food, Drug, and Cosmetic Act” means the Federal Food, Drug and Cosmetic Act, as amended, 42 U.S.C. §§ 201 et. seq.

“FIRREA” means the Financial Institutions Reform, Recovery And Enforcement Act of 1989, as amended from time to time.

“Fiscal Year” means each twelve-month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“GAAP” means generally accepted accounting principles applied in a consistent manner.

“Government Contract” means any contract or agreement (including, but not limited to, any lease) between Borrower and any Account Debtor that is subject to the Federal Assignment of Claims Act, as amended (31 U.S.C. Section 3727, 41 U.S.C. Section 15) or any similar state or local law.

“Governmental Approvals” means, collectively, all consents, licenses, and permits and all other authorizations or approvals required from any Governmental Authority.

“Governmental Authority” means and includes any federal, state, District of Columbia, county, municipal, or other governmental unit and any political subdivision, department, commission, board, bureau, agency or instrumentality thereof, whether domestic or foreign.

“Hazardous Material” means any substances defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance, or similar term, by any Environmental Law or any Governmental Authority applicable to Borrower or its business, operations or assets.

“Highest Lawful Rate” means the maximum lawful rate of interest referred to in Section 2.9 that may accrue pursuant to this Agreement.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.

“HIPAA Compliant” means that the applicable Person is in compliance in all material respects with each of the applicable requirements of the so-called “Administrative Simplification” provisions of HIPAA, and is not and could not reasonably be expected to become the subject of any civil or criminal penalty, process, claim, action or proceeding, or any administrative or other regulatory review, survey, process or proceeding (other than routine surveys or reviews conducted by any government health plan or other accreditation entity) that could result in any of the foregoing or that could reasonably be expected to materially adversely effect such Person in connection with any actual or potential violation of the provisions of HIPAA by such person.

“Icelandic Accounts” has the meaning set forth in Section 5.14.

“Indebtedness” of a Person means at any date, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, or upon which interest payments are customarily made, (c) any obligation of such Person with respect to leases of property (real, personal or mixed) that is properly classified as a capital lease liability on a balance sheet in conformity with GAAP, (d) all obligations of such Person to pay the deferred purchase price of property or services incurred in the ordinary course of business if the purchase price is due more than six (6) months from the date the obligation is incurred, (e) all Indebtedness secured by a Lien on any asset of such Person, whether or not such Indebtedness is otherwise an obligation of such Person, (f) all guaranty, support or similar obligations of such Person in respect of any Indebtedness of any other Person (other than endorsements for collection or deposit in the ordinary course of business), (g) all contingent or non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (h) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product plus any accrued interest thereon, (i) all equity securities of such Person subject to repurchase or redemption otherwise than at the sole option of such Person, (j) all “earnouts” and similar payment obligations of such Person, (k) all obligations of such Person to purchase securities (or other property) that arise out of or in connection with the issuance or sale of the same or substantially similar securities (or property), and (l) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured.

“Indemnitee” has the meaning set forth in Section 9.17.

“Information Certificate” means the Information Certificate attached hereto as Annex A.

“Intellectual Property” has the meaning set forth in Section 4.15.

“Intercompany Notes (Unsecured)” has the meaning set forth in Section 6.1(d).

“Intercompany Notes (Secured)” has the meaning set forth in Section 6.1(e).

“Intercompany Notes” has the meaning set forth in Section 6.1(e).

“Interest Period” means, with respect to each Revolving Credit Loan for which Borrower has selected a LIBOR Rate, one (1) month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.

“Investment” means (a) any direct or indirect purchase or other acquisition by Borrower of, or of a beneficial interest in, any of the Stock of any other Person (other than any entity comprising Borrower); (b) any direct or indirect redemption, retirement, purchase or other acquisition for value, by Borrower from any Person (other than any entity comprising Borrower), of any Stock of such Person; and (c) any direct or indirect loan, advance or capital contribution by Borrower to any other Person (other than any entity comprising Borrower), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.

“JPMorgan” means JPMorgan Chase Bank, N.A.

“JPMorgan Collateral Account” has the meaning set forth in Section 5.14(c).

“Judgment Currency” has the meaning set forth in Section 9.3(a).

“Judgment Currency Conversion Date” has the meaning set forth in Section 9.3(a).

“Laws” means, collectively, all federal, state, District of Columbia, county, municipal, or other governmental unit, statutes, codes, ordinances, treaties orders, rules and regulations, including judicial opinions or presidential authority in the applicable jurisdiction, now or hereafter in effect, and in each case as amended or supplemented from time to time, whether domestic or foreign.

“Lender” has the meaning set forth in the Preamble.

“Lender Parties” has the meaning set forth in Section 9.11.

“Lender’s Concentration Account” has the meaning set forth in Section 2.11(d).

“LIBOR” means, for each Interest Period, a rate of interest per annum determined by Lender equal to (a) the offered rate for U.S. dollar deposits on Telerate Page 3750 as of 11:00 a.m. London time (or such other pages as may replace the Telerate Page on that service for the purposes of displaying London interbank offered rates of major banks) divided by (b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day that is one (1) LIBOR Business Day prior to the beginning of such Interest Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board) that are required to be maintained by a member bank of the Federal Reserve System. LIBOR for each Interest Period shall be fixed based upon LIBOR published prior to and in effect on the first (1st) full LIBOR Business Day next preceding the first (1st) day of such Interest Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used). If such interest rates shall cease to be available from Telerate News Service, the LIBOR Rate shall be determined from such substitute financial reporting service or source as Lender shall choose, in its reasonable discretion.

“LIBOR Business Day” means on a Business Day on which banks in the City of London are generally open for interbank or foreign exchange transactions.

“LIBOR Loan” means any Revolving Credit Loan that bears interest at a rate determined by reference to the LIBOR Rate.

“LIBOR Rate” means a rate per annum equal to LIBOR plus 3.50%.

“License” or “Licenses” means all licenses, certifications, registrations, product clearances or approvals, listings or permits required by any Governmental Authority for the operation of Borrower’s business and commercial distribution of its products or for the ownership or operation of any Location.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge or other security interest or any preference, priority or other security agreement or preferential arrangement, of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any deposit or restriction on the sale or transfer of assets and any capital lease having substantially the same practical effect as any of the foregoing or any notice or claim against Accounts under a Government Contract).

“Loan” or “Loans” means, collectively, the Credit Facilities contemplated hereunder, and includes, without limitation, the Credit Facilities defined in the Recitals as Loans.

“Loan Documents” means and includes this Agreement, the Notes, the Information Certificate, and each and every other document now or hereafter delivered by Borrower in connection with this Agreement, as any of them may be amended, modified, increased, renewed or restated from time to time.

“Location” means any manufacturing or fabrication facility, laboratory, office or other building or facility at which Borrower or any of its Subsidiaries maintains an office, owns, leases or holds any other interest in real property.

“Lockbox” has the meaning set forth in Section 2.11(c).

“Lockbox Agreements” has the meaning set forth in Section 2.11(c).

“Material Adverse Effect” means, with respect to any one or more event, acts, conditions or occurrences of whatever nature, whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, which gives rise to a material adverse change in, or a material adverse effect upon, any of (a) the condition (financial or otherwise), operations, business, prospects or properties of Borrower, taken individually or as a whole, (b) the rights and remedies of Lender under any Loan Document, or the ability of Borrower, taken as a whole, to perform any of its obligations under any Loan Document, (c) the legality, validity or enforceability of any Loan Document, or (d) the existence, perfection or priority of any security interest granted in any Loan Document or the value of any material Collateral.

“Material Borrower Contracts” means the agreements and contracts listed on the Information Certificate.

“Material Lease” means any lease having an annual rent in excess of $200,000.

“Maturity Date (Original)” means the earlier of (i) the Stated Maturity Date and (ii) the date on which the Obligations otherwise become due as a result of acceleration of the Obligations as provided for in this Agreement.

“Maturity Date (Term B)” means the earlier of (i) the Stated Term B Maturity Date and (ii) the date on which the Obligations otherwise become due as a result of acceleration of the Obligations as provided for in this Agreement.

“Maturity Date (Term C)” means the earlier of (i) the Stated Term C Maturity Date and (ii) the date on which the Obligations otherwise become due as a result of acceleration of the Obligations as provided for in this Agreement.

“Maximum Facility Amount” has the meaning set forth in the Recitals.

“Maximum Revolving Facility Amount” means an amount equal to FOUR MILLION AND NO/100 DOLLARS ($4,000,000.00).

“Maximum Term A Facility Amount” means an amount equal to SIX MILLION AND NO/100 DOLLARS ($6,000,000.00).

“Maximum Term B Facility Amount” means an amount equal to TWO MILLION FIVE HUNDRED AND NO/100 DOLLARS ($2,500,000.00).

“Maximum Term C Facility Amount” means an amount equal to TWO MILLION FIVE HUNDRED AND NO/100 DOLLARS ($2,500,000.00).

“Mechanics Claims” has the meaning set forth in Section 5.5.

“Medical Products Laws” has the meaning set forth in Section 5.3(a).

“NimbleGen” has the meaning set forth in the Preamble.

“NimbleGen Germany” means NimbleGen Systems, GmbH, a German limited liability company.

“NimbleGen Iceland” has the meaning set forth in the Preamble.

“Note” or “Notes” means any promissory note or notes or other writing from time to time evidencing Borrower’s obligation to pay the Obligations, as any of them may be amended, modified, increased, renewed or restated from time to time, and includes, without limitation, (a) that certain Revolving Note, dated June 30, 2006, by Borrower payable to the order of Lender in the principal amount of $4,000,000, (b) that certain Term Note, dated June 30, 2006, made by Borrower payable to the order of Lender in the principal amount of $6,000,000, (c) that certain Term Note, dated the Restatement Date, made by Borrower payable to the order of Lender in the principal amount of $2,500,000 (evidencing the Term B Loan), and (d) that certain Term Note, dated the Restatement Date, made by Borrower payable to the order of Lender in the principal amount of $2,500,000 (evidencing the Term C Loan).

“Obligation Currency” has the meaning set forth in Section 9.3(a).

“Obligations” means (a) the principal of, and interest on, the Notes and all other sums, fees, charges and expenses and other amounts due or payable under, and all liabilities in connection with, this Agreement or the other Loan Documents (whether or not such amounts accrue after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not a claim for post-filing or post-petition interest, fees or other such other amounts are allowed in any such proceeding), (b) all agreements, duties and covenants with and obligations to Lender arising under, out of, or as a result of or in connection with the Loan Documents, (c) all amounts advanced by Lender to preserve, protect, defend, and enforce its rights under this Agreement and the other Loan Documents or in the Collateral, and all expenses incurred by Lender in connection therewith, and (d) any and all other present and future indebtedness, liabilities and obligations of every kind and nature whatsoever of Borrower to Lender howsoever created, arising or evidenced, whether direct or indirect, absolute, fixed or contingent, joint or several, liquidated or unliquidated, matured, disputed, undisputed, legal, equitable, secured, unsecured, both now and hereafter existing, or due or to become due, whether as borrower, guarantor, surety, indemnitor, assignor, pledgor or otherwise, and in each case whether or not the right of payment in respect thereof is reduced to judgment or such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 8.1.

“OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Asset Control, Department of the Treasury pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of Office of Foreign Asset Control, Department of the Treasury or pursuant to any other applicable Executive Orders.

“Original Loan Agreement” has the meaning set forth in the Recitals.

“OSHA” has the meaning set forth in the definition of “Environmental Laws”.

“Outstanding Warrant” has the meaning set forth in Section 1.1.

“Permits” has the meaning set forth in Section 5.2.

“Permitted Indebtedness” has the meaning set forth in Section 6.1(b).

“Permitted Investments” has the meaning set forth in Section 6.6.

“Permitted Liens” means the following: (a) Liens imposed by law for taxes or mechanic’s, workmen’s, materialmen’s or other similar Liens arising in the ordinary course of business with respect to obligations that are not due, or that are being contested in compliance with Section 5.5 and for which Borrower maintains adequate reserves, but only to the extent subordinate to Lender’s Liens upon the Collateral; (b) Liens and encumbrances in favor of Lender; (c) statutory Liens of landlords, banks, carriers, warehouse men or similar Liens imposed by law incurred in the ordinary course of business for amounts not yet overdue; (d) Liens arising out of judgments or awards so long as such judgment or award shall not constitute an Event of Default under Section 8.1(j); (e) easements, rights-of-way and similar title exceptions on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the use of such property or with the ordinary course of business; and (f) deposits and pledges of cash (i) in connection with workers compensation, unemployment insurance and other types of social security, or (ii) to secure the performance of tenders, bids, leases, government contracts (other than for the payment of money) or trade contracts (other than for the payment of money), in each case, to the extent that such deposits or pledges of cash arise or are incurred in the ordinary course of business and secure obligations not past due.

“Person” means an individual, partnership, corporation, trust, joint venture, joint stock company, limited liability company, association, unincorporated organization, Governmental Authority, or any other entity.

“Plan” has the meaning set forth in Section 4.12.

“Pledge Agreement” means that certain Ownership Pledge, Assignment and Security Agreement, dated as of June 30, 2006, by NimbleGen in favor of Lender pursuant to which NimbleGen pledges to Lender 65% of the Stock of NimbleGen Germany and 100% of the Stock of NimbleGen Iceland, all as collateral to secure the Obligations.

“Pledged Debt” means all Indebtedness owed to such Borrower, including, without limitation, all Indebtedness described in the Information Certificate, issued by the obligors named therein, the instruments evidencing such Indebtedness, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Indebtedness.

“Pledged Securities” has the meaning set forth in Section 7.1(n).

“Prime Rate” means, for any day, the rate of interest that is identified as the “Prime Rate” published from time to time by Citibank, NA, with the understanding that such rate may merely be a reference rate of Citibank, NA and may not necessarily represent the lowest or best rate actually charged to any of its customers. If such rate ceases to be so published, then the Base Rate shall be quoted from such other generally available and recognizable source as Lender may select in its reasonable discretion. Any change in the Base Rate due to a change in such Prime Rate shall be effective on the effective date of such change in such Prime Rate.

“Principal” means Stanley Rose, Roland Green or David Snyder or any other Person, approved by Lender in its reasonable discretion, who is appointed to replace Stanley Rose, Roland Green or David Snyder.

“Proceeding” has the meaning set forth in Section 9.23.

“Prohibited Transaction” means a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975(c)(1) of the Internal Revenue Code that is not exempt under Section 407 or Section 408 of ERISA or Section 4975(c)(2) or (d) of the Internal Revenue Code or under a class exemption granted by the U.S. Department of Labor.

“Public Health Service Act” means the Public Health Service Act, as amended, 42 U.S.C.§§ 201, seq.

“RCRA” has the meaning set forth in the definition of “Environmental Laws”.

“Release” shall mean, as to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials in the indoor or outdoor environment by such Person, including the movement of Hazardous Materials through or in the air, soil, surface water, ground water or property.

“Released Parties” has the meaning set forth in Section 9.11.

“Releasing Party” has the meaning set forth in Section 9.11.

“Reportable Event” means a “reportable event” as defined in Section 4043(c) of ERISA for which the notice requirements of Section 4043(a) of ERISA are not waived.

“Reserves” means reserves established by Lender against the Borrowing Base from time to time with respect to known or anticipated liabilities, offsets, or liquidity needs of Borrower, including without limitation, Reserves established to ensure the payment of accrued interest, fees, expenses and other liabilities.

“Restatement Date” means the date on which all of the applicable conditions of Article III are satisfied or otherwise waived by Lender and the Loans shall be made available to Borrower under the Term B Facility.

“Restricted Grant Funds” means any direct or indirect grant, award or similar funding from a university, institution, foundation or other entity that requires review and/or approval of invoices for expenses and charges related to such grant or award prior to payment of such invoice.

“Revolving Credit Loan” has the meaning set forth in the Recitals.

“Revolving Facility” has the meaning set forth in Section 2.2(a).

“Revolving Facility Commitment Fee” has the meaning set forth in Section 2.2(g).

“Revolving Facility Default Rate” means a rate per annum equal to two percent (2%) above the then applicable rate at which interest accrues in respect of the Obligations under or relating to the Revolving Note prior to the occurrence of a Default or if no such rate is provided with respect to any Obligation under or relating to the Revolving Note, the Base Rate plus two percent (2%) per annum.

“Revolving Note” has the meaning set forth in Section 2.2(a).

“Securities Account Control Agreement” means an agreement, in form and substance satisfactory to Lender, among Lender, Borrower and each Securities Intermediary in which Borrower maintains a Securities Account.

“Securities Collateral” has the meaning set forth in Section 7.1(n).

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

“Stated Maturity Date” means September 29, 2009.

“Stated Term B Maturity Date” means December 28, 2009.

“Stated Term C Maturity Date” means the day immediately preceding the third anniversary of the Term C Funding Date.

“Stock” means all certificated and uncertificated shares, options, warrants, general or limited partnership interests, limited liability company interests, membership interests, participation or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock, or any other equity interest.

“Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person or one or more Subsidiaries of such Person has an equity interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which such Person is a general partner.

“Sweep Event” means any of the following events:

(a) an Event of Default;

(b) any Borrower shall have acted in a fraudulent manner or shall have committed an act of fraud; or

(c) availability under the Revolving Credit Facility shall be less than 10% of the Borrowing Base, less reserves, as determined by Lender based on the most recent Borrowing Base Certificate delivered to Lender by Borrower, whether delivered under Section 2.2(d) or Section 5.1(a).

“Term A Facility” has the meaning set forth in Section 2.3(a)(i).

“Term A Facility Commitment Fee” has the meaning set forth in Section 2.3(f).

“Term A Loan” has the meaning set forth in the Recitals.

“Term A Note” has the meaning set forth in Section 2.3(a)(i).

“Term A Treasury Rate” means a rate per annum equal to the Treasury Index plus six and 73/100ths percent (6.73%).

“Term B/C Facility Commitment Fee” has the meaning set forth in Section 2.3(f).

“Term B Facility” has the meaning set forth in Section 2.3(b)(i).

“Term B Loan” has the meaning set forth in the Recitals.

“Term B Note” has the meaning set forth in Section 2.3(b)(i).

“Term B Treasury Rate” means a rate per annum equal to the Treasury Index plus seven and 15/100ths percent (7.15%).

“Term C Facility” has the meaning set forth in Section 2.3(c)(i).

“Term C Funding Date” means the date on which all of the applicable conditions of Section 3.2 are satisfied or otherwise waived by Lender and the Loans shall be made available to Borrower under the Term C Facility.

“Term C Loan” has the meaning set forth in the Recitals.

“Term C Note” has the meaning set forth in Section 2.3(c)(i).

“Term C Treasury Rate” means a rate per annum equal to the Treasury Index plus seven and 15/100ths percent (7.15%).

“Term Facility” means, collectively, the Term A Facility, Term B Facility and the Term C Facility.

“Term Facility Default Rate” means a rate per annum equal to two percent (2%) above the then applicable rate at which interest accrues in respect of the Obligations under or relating to any Term Note prior to the occurrence of a Default or if no such rate is provided with respect to any Obligation under or relating to such Term Note, the Treasury Rate plus two percent (2%).

“Term Loan” means any loan under the Term A Facility, the Term B Facility or the Term C Facility.

“Treasury Index” means the three (3) year Treasury Constant Maturities Rate, as published by the United States Federal Reserve in Statistical Release H.15(519) entitled “Selected Interest Rates” (i) on the Business Day two (2) days prior to the Closing Date, in the case of the initial funding made on the Closing Date, or (ii) on the Business Day two (2) days preceding the date of any subsequent advance under the Term A Loan, in the case of an advance made after the Closing Date, as applicable. If any such date is not a Business Day, then the quote shall be obtained on the Business Day immediately preceding such date. If the United States Treasury (a) quotes more than one such rate, then the highest of such quotes shall apply, or (b) ceases to quote such rate, then the Treasury Index shall be determined from such substitute financial reporting service or source as Lender in its reasonable discretion shall determine.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code as the same may, from to time, be in effect in the State of New York.

“Unused Line Fee” has the meaning set forth in Section 2.2(g).

“Warrant” means, collectively, that certain Warrant to Purchase 4,000 shares of Series E Preferred Stock and 66,000 shares of Series F Preferred Stock, dated December 8, 2006 (the “Outstanding Warrant”), and that certain Warrant to Purchase 30,000 shares of Series F Preferred Stock, within 45 days of the Restatement Date, at an exercise price of $5.00 (subject to adjustment as is provided therein), to be executed and delivered as set forth on Exhibit D, each executed by NimbleGen in favor of Lender.

Section 1.2. Interpretation.

(a) Accounting and UCC Terms. All accounting terms used in this Agreement or the other Loan Documents shall have, unless otherwise specifically provided herein or therein, the meaning customarily given such term in accordance with GAAP, and all financial computations thereunder shall be computed, unless otherwise specifically provided therein, in accordance with GAAP consistently applied.

Unless otherwise specified herein, the following terms have the meanings ascribed to them in the UCC, provided, that if such term shall be defined differently in multiple divisions or articles of the UCC, the definitions for such terms specified in Article or Division 9 of the UCC shall control: “Accounts”, “Account Debtor”, “Chattel Paper”, “Commercial Tort Claims”, “Contracts”, “Deposit Accounts”, “Documents”, “Equipment”, “Financial Asset” “Fixtures”, “General Intangibles”, “Goods”, “Health-Care Insurance Receivable”, “Instruments”, “Inventory”, “Investment Property”, “Letter-of-Credit Rights”, “Payment Intangible”, “Proceeds”, “Securities”, “Securities Account”, “Securities Intermediary”, “Security Entitlement”, “Software” and “Supporting Obligations”.

(b) No provision of this Agreement or any other Loan Document shall be interpreted or construed against any party because that party or its legal representative drafted that provision. The titles of the paragraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Any pronoun used in this Agreement shall be deemed to include singular and plural and masculine, feminine and neuter gender as the case may be. The words “herein,” “hereof,” and “hereunder” and section, paragraph or clause references (not otherwise specified) shall be deemed to refer to this entire Agreement, except as the context otherwise requires. Definitions contained in this Agreement that identify documents, including, but not limited to, the Loan Documents, shall be deemed to include all amendments and supplements to such documents from the date hereof, and all future amendments, modifications, and supplements thereto entered into from time to time to satisfy the requirements of this Agreement or otherwise with the consent of Lender. Reference to this Agreement contained in any of the foregoing documents shall be deemed to include all amendments and supplements to this Agreement.

ARTICLE II

AMOUNT AND TERMS OF CREDIT

Section 2.1. General Terms. Subject to the terms and conditions of this Agreement, from the Closing Date until the later of (i) the Maturity Date (Original), (ii) the Maturity Date (Term B), and (iii) the Maturity Date (Term C), Lender agrees to make available to Borrower the credit facility or facilities hereinafter provided for (collectively, the “Credit Facilities” or individually a “Credit Facility”; if at any time there is only one credit facility provided for hereunder, then all references herein to “Credit Facilities” shall be interpreted to refer to such sole credit facility). On the Closing Date and the Restatement Date, Borrower shall execute and deliver to Lender the applicable Notes evidencing Borrower’s unconditional obligation to repay Lender for all advances and other extensions of credit made hereunder or in respect of the Credit Facilities, payable to the order of Lender in accordance with the terms in this Agreement and the Notes. Each advance and other extension of credit hereunder shall be deemed evidenced by the Notes, which are deemed incorporated into and made a part of this Agreement by this reference.

Section 2.2. Revolving Facility.

(a) Revolving Loans; Interest Rate. Subject to the terms and conditions of this Agreement, Lender hereby agrees to make Revolving Credit Loans under a revolving line of credit (the “Revolving Facility”) in an amount equal to the lesser of (i) the Borrowing Base less Reserves and (ii) the Maximum Revolving Facility Amount; provided, however, at no time shall the aggregate outstanding amount under the Term Facility plus the aggregate outstanding amount under the Revolving Facility be greater than the Maximum Facility Amount; provided, further, Lender shall have no obligation to make any Revolving Credit Loan unless and until Borrower has fully implemented, and Lender, in its discretion consistent with its past lending practices, has approved reports generated from, the Great Plains Accounts Receivable System or other similar system (which similar system shall be approved by Lender in its discretion consistent with its past lending practices). Each Revolving Credit Loan shall bear interest at either the LIBOR Rate, in the case of any LIBOR Loan, or the Base Rate, in the case of a Base Rate Loan. Subject to the provisions hereof, all or any portion of the Loans, at the option of the Borrower, may be converted into, a Base Rate Loan or a LIBOR Loan; provided, that the Borrower shall no longer have the option to have the Loans bear interest based on LIBOR, and any outstanding LIBOR Loan shall be converted into a Base Rate Loan, if a Default shall have occurred and be continuing and the Lender shall have determined in its sole discretion to suspend Borrower’s LIBOR option. Any such conversion shall include any interest due on the principal amount being converted and shall be subject to Section 2.2(i).

On the Closing Date, Borrower shall execute and deliver to Lender one or more promissory notes, each evidencing Borrower’s unconditional obligation to repay Lender for the Revolving Credit Loans, advances and other extensions of credit made under the Revolving Facility, in form and substance acceptable to Lender (as each may be amended, modified, increased, restated or replaced from time to time, collectively, the “Revolving Note”), each payable to the order of Lender in accordance with the terms thereof. The Revolving Note shall bear interest on the outstanding principal balance of each Revolving Credit Loan from the date of such Revolving Credit Loan until repaid at a rate per annum (on the basis of the actual number of days elapsed over a year of 360 days) equal to either the LIBOR Rate or the Base Rate, as specified by Borrower in the request for borrowing submitted pursuant to Section 2.2(d); provided, however, after the occurrence and during the continuance of any Default such rate shall be equal to the Revolving Facility Default Rate. There shall be no more than five (5) Revolving Credit Loans outstanding at any one time.

(b) Nature of Revolving Facility. The Revolving Facility shall be in the nature of a revolving line of credit, and shall include sums advanced and other credit extended by Lender to or for the benefit of Borrower from time to time under this Section 2.2, up to an amount that, in the aggregate, shall not exceed the Maximum Revolving Facility Amount depending upon the availability of the Borrowing Base. The outstanding principal balance of the Revolving Facility may fluctuate from time to time, to be reduced by repayments made by Borrower (which may be made without penalty or premium), and to be increased by future Revolving Credit Loans. All Revolving Credit Loans shall be due and payable in full upon the Maturity Date (Term C). Any determination made by Lender as to whether there is availability within the Borrowing Base for advances or extensions of credit is final and binding upon Borrower absent manifest error.

(c) Borrowing Base. The Borrowing Base shall be determined by Lender based on the most recent Borrowing Base Certificate delivered to Lender by Borrower, whether delivered under Section 2.2(d) or Section 5.1(a), and such other information as may be available to Lender. Lender shall be entitled to rely on such Borrowing Base Certificate and all other statements and representations made by Borrower with respect to any Account that Lender determines may be included in the Borrowing Base. Without limiting any other rights and remedies of Lender hereunder or under the other Loan Documents, the Revolving Credit Loans shall be subject to Lender’s continuing right to implement Reserves against the Borrowing Base and to increase and decrease such Reserves from time to time, in Lender’s sole discretion. Lender, in its sole discretion, may further adjust the Borrowing Base by applying percentages known as “liquidity factors” to Eligible Accounts by payor class based upon Borrower’s actual recent collection history for each such payor class. Such liquidity factors may be adjusted by Lender from time to time in its sole discretion. Lender shall provide Borrower subsequent notice of the application or adjustment of Reserves and liquidity factors; provided, however, failure to give such notice shall not affect Lender’s determination of the Borrowing Base.

(d) Borrowing Request. A request for a Revolving Credit Loan or conversion or continuation of an existing Revolving Credit Loan shall be made, or shall be deemed to be made, in the following manner: Borrower shall give Lender written notice of its intention to borrow, convert or continue, in which notice Borrower shall specify the amount of the proposed borrowing, or in the case of an existing Revolving Credit Loan, the amount to be converted or continued, in each case which amount shall be not less than $100,000 (or a higher integral multiple of $50,000), whether such borrowing will be a Base Rate Loan or a LIBOR Loan and the proposed borrowing, conversion or continuation date, as the case may be, not later than 11:00 a.m. Eastern time (i) two (2) Business Days prior to the proposed borrowing, conversion or continuation date in the case of any request for a LIBOR Loan or conversion or continuation of any Revolving Credit Loan or (ii) one (1) Business Day prior to the proposed borrowing, conversion or continuation date in the case or any request for a Base Rate Loan; provided, however, that no such request may be made at a time when there exists any Default. The becoming due of any amount required to be paid under this Agreement, whether as interest or for any other Obligation, shall be deemed irrevocably to be a request for a Revolving Credit Loan on the day following the due date in the amount required to pay such interest or other Obligation if such amount was not paid by Borrower on the due date. If, upon the expiration of any Interest Period applicable to LIBOR Loans, Borrower has failed to timely select a new Interest Period to be applicable to such LIBOR Loans, Borrower shall be deemed to have elected to continue such LIBOR Loans.

Borrower’s notice of its intention to borrow or continue any existing Revolving Credit Loan shall be irrevocable and shall be accompanied with a certificate, on a form designated by Lender and in substance satisfactory to Lender, certifying the amount of the Borrowing Base and providing such backup calculations and other information as Lender shall reasonably deem necessary (a “Borrowing Base Certificate”). Lender may change the form of such certificate from time to time and at all times shall have the right to request a separate Borrowing Base Certificate from each entity comprising Borrower. After the making of the first Revolving Credit Loan, Borrower shall deliver a Borrowing Base Certificate to Lender no less often than monthly pursuant to Section 5.1(a).

(e) Manner of Disbursement. Borrower hereby irrevocably authorizes Lender to disburse the proceeds of each Revolving Credit Loan requested, or deemed to be requested, as follows: (i) the proceeds of each Revolving Credit Loan requested under Section 2.2(d) shall be disbursed by Lender by wire transfer to such bank account as may be agreed upon by Borrower and Lender from time to time or elsewhere if pursuant to written direction from Borrower with consent of Lender; and (ii) the proceeds of each Revolving Credit Loan deemed to be requested under Section 2.2(d) shall be disbursed by Lender by way of direct payment of the relevant interest or other Obligation.

(f) Payment of Revolving Facility. Interest accrued on the Revolving Credit Loans shall be due and payable monthly in arrears on the first Business Day of each successive calendar month. Principal payable on account of Revolving Credit Loans shall be due payable by Borrower to Lender on the Maturity Date (Term C); provided, however, that if the outstanding principal balance of the Revolving Credit Loans is, at any time, in excess of the Borrowing Base, Borrower shall immediately repay such excess. Concurrently with the receipt by Borrower or Lender of any proceeds from insurance received pursuant to Section 5.6 or other indemnification payment (whether received out of escrowed funds or otherwise), Borrower shall repay the then outstanding principal balance of the Revolving Credit Facility (without a corresponding reduction of the Maximum Revolving Facility Amount).

Borrower may repay, in whole or in part, the then outstanding principal balance of the Revolving Loans (without a corresponding reduction of the Maximum Revolving Facility Amount), without premium or penalty, upon written or telephonic notice (followed immediately by written confirmation thereof) to Lender not later than 11:00 a.m. New York time at least one Business Day prior to each such prepayment. Any such prepayment of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall include interest on the principal amount being repaid and shall be subject to Section 2.2(i). All prepayments of a Loan shall be applied first to that portion of such Loan comprised of Base Rate Loans and then to that portion of such Loan comprised of LIBOR Loans, in direct order (starting with the first to mature) of Interest Period maturities.

Borrower may voluntarily terminate the entire Revolving Facility upon at least thirty (30) days prior written to Lender and payment in full of the principal balance of the Revolving Loans together with all interest due and payable on such amounts and all related costs fees and other expenses of Lender related thereto. Such termination shall be subject to the penalties set forth in Section 2.2(h) and any prepayment of a LIBOR Loan on a day other than the last day of an Interest Period therefor shall also be subject to Section 2.2(i).

(g) Revolving Facility Fees. As an inducement to Lender to make the Revolving Facility available to Borrower, Borrower hereby agrees to pay or has paid to Lender the following fees:

(i) for so long as the Revolving Facility is available to Borrower, a monthly unused line fee (the “Unused Line Fee”) equal to one half of one percent (0.50%) per annum multiplied by the average amount by which the Maximum Revolving Facility Amount exceeds the average amount of the outstanding principal balance of the Revolving Credit Loans during the preceding month. The Unused Line Fee shall be due and payable monthly in arrears on the first Business Day of each successive calendar month and on the Maturity Date (Term C) (and to the extent the Maturity Date (Term C) does not fall on the first Business Day of a calendar month, such fee shall be pro rated based on the number of days actually elapsed in such month) and shall be non-refundable when paid.

(ii) an initial commitment fee equal to one percent (1.00%) of the Maximum Revolving Facility Amount (the “Revolving Facility Commitment Fee”), which Borrower has paid to Lender. The Revolving Facility Commitment Fee was deemed fully earned and non-refundable when paid.

(h) Revolving Facility Prepayment Penalty. In the event the Revolving Facility is terminated for any reason, Borrower shall pay to Lender an amount equal to the Maximum Revolving Facility Amount multiplied by (i) in the case of any such termination prior to the first anniversary of the Closing Date, two percent (2%), or (ii) in the case of any such termination on or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date, one percent (1%), or (iii) in the case of any such termination on or after the second anniversary of the Closing Date but prior to 30 days before the Maturity Date (Term C), one-half of one percent (0.5%).

(i) Funding Losses. Borrower hereby agrees that it will indemnify Lender against any net loss or expense which Lender may sustain or incur (including any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by Lender to fund or maintain any LIBOR Loan), as reasonably determined by Lender, including but not limited to any funding loss incurred as a result of (i) any payment, prepayment or conversion of any LIBOR Loan of Lender on a date other than the last day of an Interest Period for such Loan or (ii) any failure of Borrower to borrow or continue any Loan on a date specified therefor in a notice of borrowing, conversion or continuation pursuant to this Agreement. For the purposes of this Section 2.2(i), all determinations shall be made as if Lender had actually funded and maintained each LIBOR Loan during each Interest Period for such Loan through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the LIBOR Rate for such Interest Period.

Section 2.3. Term Facility.

(a) Term A Loan

(i) Term A Loan; Interest Rate. Subject to the terms and conditions of this Agreement, Lender hereby agrees to make one or more term loans (the “Term A Facility”) to Borrower in the aggregate principal amount of the Maximum Term A Facility Amount. On the Closing Date, Borrower shall execute and deliver to Lender one or more promissory notes, each evidencing Borrower’s unconditional obligation to repay Lender for the Term A Loans, in form and substance acceptable to Lender (as each may be amended, modified, increased, restated or replaced from time to time, collectively, the “Term A Note”), each payable to the order of Lender in accordance with the terms thereof. The Term A Note shall bear interest on the outstanding principal balance of each Term A Loan from the date of such Term A Loan until repaid at a rate per annum (on the basis of the actual number of days elapsed over a year of 360 days) equal to the Term A Treasury Rate; provided, however, after the occurrence and during the continuance of a Default, other than a Default under only the Revolving Facility, such rate shall be equal to the Term Facility Default Rate.

(ii) Additional Term A Loan. Lender made an initial Term A Loan to Borrower in an amount equal to $5,000,000 on the Closing Date. On or about September 29, 2006, Lender made one (1) additional Term A Loan in an amount equal to $1,000,000 based on Borrower’s achievement of the condition precedent that the actual revenue and EBITDA for the immediately preceding 12 calendar months for which financial statements had been delivered was greater than or equal to eighty percent (80%) of the projected revenue and EBITDA for same 12 calendar month period as set forth in NimbleGen’s projections, dated February 28, 2006, attached hereto as Exhibit B.

(b) Term B Loan

(i) Term B Loan; Interest Rate. Subject to the terms and conditions of this Agreement, Lender hereby agrees to make a term loan (the “Term B Facility”) to Borrower in the aggregate principal amount of the Maximum Term B Facility Amount. On the Restatement Date, Borrower shall execute and deliver to Lender one or more promissory notes, each evidencing Borrower’s unconditional obligation to repay Lender for the Term B Loans, in form and substance acceptable to Lender (as each may be amended, modified, increased, restated or replaced from time to time, collectively, the “Term B Note”), each payable to the order of Lender in accordance with the terms thereof. The Term B Note shall bear interest on the outstanding principal balance of each Term B Loan from the date of such Term B Loan until repaid at a rate per annum (on the basis of the actual number of days elapsed over a year of 360 days) equal to the Term B Treasury Rate; provided, however, after the occurrence and during the continuance of a Default, other than a Default under only the Revolving Facility, such rate shall be equal to the Term Facility Default Rate.

(c) Term C Loan

(i) Term C Loan; Interest Rate. Subject to the terms and conditions of this Agreement, Lender hereby agrees to make a term loan (the “Term C Facility”) to Borrower in the aggregate principal amount of the Maximum Term C Facility Amount. On the Restatement Date, Borrower shall execute and deliver to Lender one or more promissory notes, each evidencing Borrower’s unconditional obligation to repay Lender for the Term C Loans, in form and substance acceptable to Lender (as each may be amended, modified, increased, restated or replaced from time to time, collectively, the “Term C Note”), each payable to the order of Lender in accordance with the terms thereof. The Term C Note shall bear interest on the outstanding principal balance of each Term C Loan from the Term C Loan Funding Date until repaid at a rate per annum (on the basis of the actual number of days elapsed over a year of 360 days) equal to the Term C Treasury Rate; provided, however, after the occurrence and during the continuance of a Default, other than a Default under only the Revolving Facility, such rate shall be equal to the Term Facility Default Rate.

(d) Nature of the Term Facility. The Term Facility is not in the nature of a revolving line of credit and, to the extent any Term Loan is paid for any reason, whether voluntarily or involuntarily, such amounts may not be reborrowed. In no event shall the aggregate amount of advances made (i) under the Term A Facility exceed the Maximum Term A Facility Amount, (ii) under the Term B Facility exceed the Maximum Term B Facility Amount, (iii) under the Term C Facility exceed the Maximum Term C Facility Amount and (iii) under the Revolving Facility, the Term A Facility, Term B Facility and the Term C Facility, exceed the Maximum Facility Amount.

(e) Payment of Term Facility. Borrower shall pay: (i) commencing on the first Business Day of the month immediately following the Closing Date, principal and interest on the Term A Loan as set forth on Exhibit G-1, attached hereto, continuing until the Stated Maturity Date or until all Obligations are satisfied in full (or sooner upon the acceleration of the Obligations in accordance with the terms of this Agreement), (ii) commencing on the first Business Day of the month immediately following the advance of the additional Term A Loan pursuant to Section 2.3(a)(ii), additional monthly principal and interest payments on such additional Term A Loan as set forth on Exhibit G-2, attached hereto, continuing until the Stated Maturity Date or until all Obligations are satisfied in full (or sooner upon the acceleration of the Obligations in accordance with the terms of this Agreement), (iii) commencing on the first Business Day of the month immediately following the Restatement Date, principal and interest on the Term B Loan as set forth on Exhibit G-3, attached hereto, continuing until the Stated Term B Maturity Date or until all Obligations are satisfied in full (or sooner upon the acceleration of the Obligations in accordance with the terms of this Agreement), and (iv) commencing on the first Business Day of the month immediately following the Term C Funding Date, principal and interest on the Term C Loan as set forth on Exhibit G-4, attached hereto, continuing until the Stated Term C Maturity Date or until all Obligations are satisfied in full (or sooner upon the acceleration of the Obligations in accordance with the terms of this Agreement).

(f) Term Facility Fees. As an inducement to Lender to make the Term A Loans, Borrower has paid to Lender a Commitment Fee equal to one percent (1.0%) of the Maximum Term A Facility Amount (the “Term A Facility Commitment Fee”). Borrower agrees that Term A Facility Commitment Fee shall be applied first to a fully earned and non-refundable up-front fee in an amount equal to $30,000. The remaining portion of the Term A Facility Commitment Fee shall be applied as follows, (i) $25,000 shall be applied to the first scheduled payment and (ii) the full remaining balance of the Term A Facility Commitment Fee shall be applied to Borrower’s first scheduled payment following the advance of such additional Term A Loan pursuant to Section 2.3(a)(ii).

As an inducement to Lender to make the Term B Loan and the Term C Loan, Borrower has paid to Lender a Commitment Fee equal to one percent (1.0%) of the sum of the Maximum Term B Facility Amount and the Maximum Term C Facility Amount (the “Term B/C Facility Commitment Fee”). Borrower agrees that Term B/C Facility Commitment Fee shall be applied first to a fully earned and non-refundable up-front fee in an amount equal to $25,000. The remaining portion of the Term B/C Facility Commitment Fee shall be applied as follows: in the event Borrower (A) on the Restatement Date (1) requests a Term B Loan pursuant to Section 2.3(b), then $12,500 of the Term B/C Facility Commitment Fee shall be applied to Borrower’s first scheduled payment following the advance of such Term B Loan or (2) does not request a Term B Loan pursuant to Section 2.3(b), then such $12,500 of the balance of the Term B/C Facility Commitment Fee shall be retained by Lender as a non-utilization fee, and (B) on the Term C Funding Date (1) requests a Term C Loan pursuant to Section 2.3(c), then $12,500 of the Term B/C Facility Commitment Fee shall be applied to Borrower’s first scheduled payment following the Term C Funding Date or (2) does not request a Term C Loan pursuant to Section 2.3(c), then such $12,500 of the balance of the Term B/C Facility Commitment Fee shall be retained by Lender as a non-utilization fee.

(g) Term Facility Prepayment Penalty. The Term Facility may be prepaid, in whole, but not in part, upon the payment of all amounts outstanding under the Term Facility, including, but not limited to, the then-outstanding principal balance of the Term Facility, together with all fees, costs and expenses thereunder, plus an amount equal to the then-outstanding principal balance of the Term Facility multiplied by (i) in the case of any such prepayment prior to the first anniversary of the Closing Date, five percent (5%), or (ii) in the case of any such prepayment on or after the first anniversary of the Closing Date but prior to the second anniversary of the Closing Date, four percent (4%), or (iii) in the case of any such termination on or after the second anniversary of the Closing Date but prior to 30 days before the later to occur of (i) the Maturity Date (Original), (ii) the Maturity Date (Term B) and (iii) the Maturity Date (Term C), three percent (3%).

Section 2.4. Loan Administration.

(a) All advances and other extensions of credit to or for the benefit of Borrower shall constitute one general obligation of Borrower, and each entity comprising Borrower, jointly and severally, will be obligated to pay all amounts owing under this Agreement. Such Obligations shall be secured by Lender’s Lien upon the Collateral.

(b) Lender shall enter all advances of proceeds under a Credit Facility as debits to a loan account in the name of Borrower and shall also record in said loan account all payments made by Borrower on any Obligations that are indefeasibly paid to Lender, and may record therein, in accordance with customary accounting practice, other debits and credits, including interest and all charges and expenses properly chargeable to Borrower.

(c) Lender will account to Borrower monthly with a statement of loans, charges and payments made pursuant to this Agreement, and such accounting rendered by Lender shall be deemed final, binding and conclusive upon Borrower, absent manifest error, unless Lender is notified by Borrower in writing to the contrary within thirty (30) days of the date each accounting is mailed to Borrower. Such notice shall be deemed an objection only to those items specifically objected to in the notice.

Section 2.5. Payments Generally.

(a) Borrower shall make all payments of principal, interest, fees, reimbursements and all other payments required under this Agreement and under the Loans in immediately available US funds, as and when due, free and clear and without deduction for any and all taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto of any nature whatsoever imposed by any taxing authority, excluding such taxes to the extent imposed on or measured by Lender’s net income, overall receipts or capital by the jurisdiction in which Lender is organized or in which it maintains its applicable lending office. If Borrower shall be required by law to deduct any such amounts from or in respect of any sum payable hereunder to Lender, then the sum payable hereunder shall be increased as may be necessary so that, after making all required deductions, Lender receives an amount equal to the sum it would have received had no such deductions been made. Except to the extent otherwise set forth in this Agreement, all payments of principal of and interest on the Credit Facilities, all other charges and any other obligations of Borrower under this Agreement, shall be made to Lender to the Lender’s Concentration Account, in immediately available funds. All payments shall be made without deduction for any set-off, recoupment, counterclaim or defense that Borrower now has or may have in the future.

(b) Except for payments related to specific Obligations hereunder or as provided in the next sentence, all sums received by Lender under this Agreement shall be applied first to all unpaid fees, costs and expenses, second, to all accrued and unpaid interest on the Term Loans, third, to all accrued and unpaid interest on the Revolving Credit Loans, fourth, to reduce the principal amount of the Term Loans in inverse order of their maturities and fifth, to reduce the scheduled principal payments of the Revolving Credit Loans. Following any Default hereunder, or following the maturity of the Obligations, all sums received by Lender for the account of Borrower shall be applied to the Obligations in such order as Lender shall elect in its discretion.

Section 2.6. Use of Proceeds. The proceeds of Lender’s advances under the Loan shall be used solely for the Approved Use of Proceeds.

Section 2.7. Capital Adequacy and Other Adjustments. In the event that Lender shall have determined that the adoption after the date hereof of any law, rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by Lender or any corporation controlling Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) from any central bank or governmental agency or body having jurisdiction (“Change in Law”) does or shall have the effect of reducing the rate of return on Lender’s or such corporation’s capital as a consequence of its obligations hereunder, then Borrower shall from time to time within ten (10) days after notice and demand from Lender pay to Lender additional amounts necessary to compensate Lender for such reduction (which notice shall be accompanied by a statement setting forth the basis for such claim and a calculation of the amount thereof in reasonable detail).

Section 2.8. Tax Laws.

(a) Changes in Tax Laws. In the event that, subsequent to the initial advance under the Loan, (i) any changes in any existing law, regulation, treaty or directive or in the interpretation or application thereof, (ii) any new law, regulation, treaty or directive enacted or any interpretation or application thereof, or (iii) compliance by Lender with any request or directive (whether or not having the force of law) from any Governmental Authority, agency or instrumentality, does or shall (A) subject Lender to any tax of any kind whatsoever with respect to this Agreement or the other Loan Documents, or change the basis of taxation of payments to Lender of principal, fees, interest or any other amount payable hereunder (except for net income taxes, or franchise taxes imposed in lieu of net income taxes, imposed generally by federal, state or local taxing authorities with respect to interest or commitment fees or any other amounts payable hereunder or changes in the rate of tax on the overall net income, overall receipts or capital of Lender); or (B) impose on Lender any other condition or increased cost in connection with the transactions contemplated hereby (a “Change in Tax Law”); and the result of any of the foregoing is to increase the cost to Lender of making or continuing the Loans hereunder, or to reduce any amount receivable hereunder, then, in any such case, Borrower shall promptly pay to Lender, within ten (10) days after notice and demand from Lender, additional amounts necessary to compensate Lender, on an after-tax basis, for such additional cost or reduced amount receivable, (which notice shall be accompanied by a statement setting forth the basis for such claim and a calculation of the amount thereof in reasonable detail).

(b) Withholding Forms. Upon any transfer of any interest in the Credit Facilities (or any change in status of Lender to be other than a corporation), Lender shall execute and deliver to Borrower one or more (as Borrower may reasonably request) United States Internal Revenue Service Forms W-9, W-8ECI or W-8BEN or such other forms or documents, appropriately completed, as may be applicable to establish that Lender is exempt from or subject to a reduced rate of withholding taxes.

Section 2.9. Interest Rate Limitation. The parties intend to conform strictly to the applicable usury laws in effect from time to time during the term of the Credit Facilities. Accordingly, if any transaction contemplated by this Agreement would be usurious under such laws, then notwithstanding any other provision of this Agreement: (a) the aggregate of all interest that is contracted for, charged, or received under this Agreement or under any other Loan Document shall not exceed the maximum amount of interest allowed by applicable law (the “Highest Lawful Rate”), and any excess shall be promptly credited to Borrower by Lender (or, to the extent that such consideration shall have been paid, such excess shall be promptly refunded to Borrower by Lender); (b) neither Borrower nor any other Person now or hereafter liable under this Agreement shall be obligated to pay the amount of such interest to the extent that it is in excess of the Highest Lawful Rate; and (c) the effective rate of interest for the portion of the Credit Facilities that would otherwise be usurious under applicable laws shall be reduced to the Highest Lawful Rate. All sums paid, or agreed to be paid, to Lender shall, to the extent permitted by applicable law, be allocated throughout the full term of the applicable Note until payment is made in full so that the actual rate of interest does not exceed the Highest Lawful Rate in effect at any particular time during the full term thereof. If at any time the rate of interest under the applicable portion of the Credit Facilities exceeds the Highest Lawful Rate, the rate of interest to accrue pursuant to this Agreement under such portion of the Credit Facilities shall be limited, notwithstanding anything to the contrary in this Agreement, to the Highest Lawful Rate, but any subsequent reductions in the applicable interest accrual rate shall not reduce the interest to accrue pursuant to this Agreement below the Highest Lawful Rate until the total amount of interest accrued equals the amount of interest that would have accrued if the applicable Base Rate, LIBOR Rate, or Treasury Rate, as the case may be, had at all times been in effect.

Section 2.10. Term. Unless due and payable sooner pursuant to this Agreement, all principal, interest and other sums due under the Loan Documents, and all other Obligations, shall be due and payable in full (i) with respect to the Term A Facility, on the Maturity Date (Original), (ii) with respect to the Term B Facility, on the Maturity Date (Term B), and (iii) with respect to the Revolving Facility and the Term C Facility, on the Maturity Date (Term C).

Section 2.11. Collections and Lockbox Account.

(a) Borrower shall establish and maintain, at their sole expense, depository accounts (including any demand, time, savings, passbook, or similar account maintained with a bank) into which payments and collections of Accounts received by check, draft, electronic funds transfer or other similar means from any Account Debtor shall be immediately deposited or credited by Borrower, which shall be held in trust by Borrower (for the benefit of Lender) (collectively, “Deposit Accounts” and the banks at which such Deposit Accounts are maintained, collectively, “Depository Banks”). Each such Deposit Account and Depository Bank is set forth in the Information Certificate, which Borrower hereby represents constitutes the entire list of such Accounts and that each is in existence as of the Closing Date. Each Deposit Account shall be subject to a Deposit Account Control Agreement, pursuant to which the Depository Bank shall, upon notice of any Sweep Event, transfer all funds on deposit in any such Deposit Account on each Business Day to Lender’s Concentration Account. Prior to the notice of any Sweep Event, Borrower shall have full access to such Deposit Accounts and the funds therein.

(b) Borrower shall ensure that all payments and collections of Accounts are either sent directly to a lockbox created pursuant to Section 2.11(c), below, or paid directly to a Deposit Account for deposit.

(c) Prior to the making of any Revolving Credit Loan, Borrower shall execute and deliver lockbox agreements, in form and substance satisfactory to Lender in its reasonable judgment (as they may be amended, restated, modified or replaced from time to time in accordance with the terms hereof, collectively, the “Lockbox Agreements”) for each Deposit Account and new bank account opened pursuant to Section 5.14, which Lockbox Agreements shall provide that upon notice of any Sweep Event, all items deposited in any associated lockbox (“Lockbox”) shall be deposited on each Business Day to the Lender’s Concentration Account. Such Lockbox Agreements may not be modified without Lender’s prior written approval. Prior to the notice of any Sweep Event, Borrower shall have full access to the items received in such Lockbox.

(d) Following notice of the occurrence of a Sweep Event, all funds on deposit in any Deposit Account shall be sent by electronic funds transfer on a daily basis to a concentration account that Lender shall establish and maintain, at the sole expense of Borrowers, which shall be:

Deutsche Bank Trust Company Americas
Address:	One Bankers Trust Plaza New York, New York
ABA No.:	021-001-033
Account No.:	50-269-534
Account Name:	GECC/Healthcare Receivables

or to such other account that Lender may specify in writing to Borrower from time to time (“Lender’s Concentration Account”).

(e) Notwithstanding anything in any Deposit Account Control Agreement or Lockbox Agreement to the contrary, Borrower agrees that it shall be liable for any fees and charges in effect from time to time and charged by any Depository Bank or Lender in connection with this Agreement, any Deposit Account Control Agreement or any Lockbox Agreement, and that Lender shall have no liability therefor. Borrower further acknowledges and agrees that, to the extent such fees and charges are not paid by Borrower, such fees and charges shall be deemed to be Revolving Credit Loans hereunder and, to the extent that the payment of such fees or charges by Borrower as provided herein results in any over-advance, Borrower agrees to immediately repay to Lender, the amount of such over-advance. Borrower agrees to indemnify and hold Lender harmless from any and all liabilities, claims, losses and demands whatsoever, including reasonable attorney’s fees and expenses, arising from or relating to actions of Borrower, Lender or Depository Bank pursuant to this Section 2.11 or any Deposit Account Control Agreement or Lockbox Agreement.

(f) Following and during the continuance of any Sweep Event, Lender shall apply, on a daily basis, all funds transferred into the Lender’s Concentration Account to reduce the outstanding Obligations, but for purposes of calculating interest shall be subject to a one (1) Business Day clearance period. To the extent that any collections of Accounts or proceeds of other Collateral are not sent directly to a Lockbox but are received by Borrower, such collections shall be held in trust for the benefit of Lender and immediately remitted, in the form received, to the Depository Bank for transfer to the Lender’s Concentration Account immediately upon receipt by Borrower. In any case where a bank fails to transfer funds notwithstanding Borrower’s instructions, Borrower shall use their best efforts to immediately and completely cure such failure.

(g) Borrower (i) shall not establish, open or modify any Deposit Account or Lockbox without the prior written consent of Lender, and (ii) shall not create, incur, assume or suffer to exist any Indebtedness whatsoever at any time from any Depository Bank.

ARTICLE III

CLOSING AND CONDITIONS OF LENDING

Section 3.1. Conditions Precedent to Agreement. The obligation of Lender to enter into and perform this Agreement and to make advances under any Credit Facility on the Closing Date and the Restatement Date is subject to completion of the following conditions precedent, each to the satisfaction of Lender in its reasonable discretion:

(a) Lender shall have received fully executed copies or amendments or updates, as applicable, of the following documents, executed by Borrower and any other required Persons:

(i)	this Agreement;

(ii)	the Information Certificate;

(iii)	the Notes;

(iv)	the Pledge Agreement and any other documents necessary or desirable for Lender to create and perfect its first priority security interest in the Collateral;

(v)	the Warrant;

(vi)	the list of all assets located in Iceland, prepared in reasonable detail, together with all documents and deposit account balances necessary to create in favor of Lender “fixed and floating charges” against all assets located in Iceland, including, but not limited to cash balances in the Icelandic Accounts sufficient to allow Lender to perfect its security interest in such Icelandic Accounts in an amount of not less than $400,000;

(vii)	the Intercompany Notes and any related intercompany subordination agreement;

(viii)	UCC financing statements in the correct form for filing in each respective filing office;

(ix)	IRS form 8821 for each Domestic Borrower; and

(x)	such other agreements and documents as Lender may reasonably require

(b) Lender shall have received all searches required by Section 5.7.

(c) A certificate of an Authorized Officer stating that (i) no Default shall have occurred and be continuing, (ii) that Borrower shall have complied and shall then be in compliance with all the terms, covenants and conditions of this Agreement and the other Loan Documents, (iii) that the representations and warranties contained in Article IV shall be true and correct and (iv) the names and providing specimen signatures of the officers of Borrower authorized to execute documents on its behalf in connection with the Loan.

(d) Lender shall have received copies of all board of directors resolutions of each entity comprising Borrower, authorizing the execution, delivery and performance of the Loan Documents and the borrowing of the Loans and the granting of security interests under this Agreement and the other Loan Documents and such other approvals, authorizations and consents as Lender may reasonably require.

(e) Lender shall have received (i) a copy, certified by the applicable state of organization of each entity comprising Borrower of the certificate of incorporation, certificate of formation or certificate of limited liability partnership of each entity comprising Borrower, with any amendments to any of the foregoing, (ii) copies, certified as true, correct and complete by an Authorized Officer, member or partner of each entity comprising Borrower, of all other documents, including bylaws, limited liability company agreements or operating agreements, necessary for performance of the obligations of Borrower under this Agreement and the other Loan Documents, and (iii) certificates of good standing for each entity comprising Borrower issued by the state of organization of each such entity and by each state in which each such entity is doing business except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

(f) Lender shall have received a written opinions of counsel for Borrower, including, without limitation, counsel authorized to practice under the laws of Iceland, dated the date of this Agreement, in form and substance satisfactory to Lender.

(g) Lender shall have received such financial statements, reports, certifications, and other operational information required to be delivered under this Agreement.

(h) Lender shall have received payment of all fees and expenses, including all commitment fees, provided for herein.

(i) Lender shall have received a Landlord’s Waiver and Consent, in form and substance substantially similar to the Landlord’s Waiver and Consent, attached hereto as Exhibit E, from Borrower’s landlord with respect to the premises locate at One Science Court, Madison, Wisconsin.

(j) Evidence in form and substance satisfactory to Lender that (i) all of the obligations of Borrower to any prior lender (other than lenders of Indebtedness permitted pursuant to Section 6.1), including without limitation, the Wisconsin Department of Commerce, have been performed and paid in full, or will be performed and paid in full from the proceeds of the initial advances under the Credit Facilities on the Closing Date, and (ii) all Liens of any such prior lender on any property of Borrower in respect thereof have been or will be terminated immediately upon such payment.

(k) Lender shall have received evidence satisfactory to it that the insurance policies required under Section 5.6 are in full force and effect, together with written evidence showing loss payable or additional insured clauses and the associated endorsements in favor of Lender as required under such Section 5.6.

(l) Lender shall have received a certificate of Borrower’s chief financial officer, dated the Closing Date, certifying that all of the conditions specified in this Section 3.1 have been fulfilled, that there shall not have been any event, act, condition or occurrence which would be reasonably likely to result in a Material Adverse Effect since the December 31, 2004 financial statement delivered by Borrower to Lender, and that both before and after giving effect to the transactions contemplated by the Loan Documents, each entity comprising Borrower is Solvent.

(m) Lender shall have received fully executed Deposit Account Control Agreements from each Depository Bank with respect to each Deposit Account held by such Depository Bank and fully executed Securities Account Control Agreements from each Securities Intermediary with respect to each Securities Account held by such Securities Intermediary.

(n) Lender shall have received and is satisfied with each Material Borrower Contract.

(o) Such other documents and materials as Lender shall reasonably deem necessary or appropriate.

(p) Borrower shall have raised at least $12,500,000 through the issuance of Stock of NimbleGen pursuant to the transactions contemplated in that certain Term Sheet for Series F Preferred Stock Financing of NimbleGen Systems, Inc., dated December 4, 2006 (the “December 2006 Offering”).

Section 3.2. Conditions Precedent to Advances. Notwithstanding any other provision of this Agreement, the obligation of Lender to make advances or other extensions of credit under the Credit Facilities on or after the Closing Date, including, without limitation, the additional Term A Loan made pursuant to Section 2.3(a)(ii) and the Term C Loan made pursuant to Section 2.3(c), shall be subject to the completion of the following conditions precedent, each to the satisfaction of Lender in its sole discretion:

(a) The representations and warranties on the part of Borrower contained in Article IV shall be true and correct in all material respects at and as of the date of disbursement or advance, as though made on and as of such date (except to the extent that such representations and warranties expressly relate solely to an earlier date and except that the references in Section 4.7 to financial statements shall be deemed to be a reference to the then most recent annual and interim financial statements of Borrower furnished to Lender pursuant to Section 5.1);

(b) No Default shall have occurred and be continuing or would result from the making of the disbursement or advance; provided, however, the condition precedent set forth in this clause (b) with respect to any Default that shall have occurred and be continuing under Section 5.17 shall apply only upon Borrower’s request for advances under the Revolving Credit Facility;

(c) No event has occurred that has caused, or would be reasonably likely to result in a, Material Adverse Effect since the date of this Agreement;

(d) Borrower has delivered to Lender a Borrowing Base Certificate in accordance with Section 2.2(d) with respect to Revolving Credit Loans;

(e) Borrower shall have complied with the requirements of Section 2.11(c); and

(f) Borrower shall have raised at least $5,000,000 through the issuance of Stock of NimbleGen for cash consideration to one or more existing or new investors.

(g) Borrower shall have completed item (c) of Exhibit D hereto regarding the delivery of certain additional material agreements, notes, consulting agreements and other documents.

The request and acceptance by Borrower of the proceeds of any advance in respect of the Credit Facilities shall be deemed to constitute, as of the date of such request and as of the date of such acceptance, (i) a representation and warranty by Borrower that all of the conditions in this Section 3.2 have been satisfied and (ii) a restatement by Borrower that the representations and warranties made by it in any Loan Document are true and correct in all material respects (except to the extent that such representations and warranties expressly related solely to an earlier date and except that the references in Section 4.7 to financial statements shall be deemed to be a reference to the then most recent and annual and interim financial statements of Borrower furnished to Lender pursuant to Section 5.1) and a reaffirmation by Borrower of the granting and continuance of Lender’s Liens in the Collateral under the Loan Documents.

Section 3.3. Closing. Closing shall occur at such time as may be mutually agreeable to the parties upon the execution of this Agreement and upon the satisfaction or waiver of all conditions by Lender of this Article III and at such place as may be requested by Lender (the “Closing”).

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Each entity comprising Borrower, jointly and severally, represents and warrants to Lender, and shall be deemed to, jointly and severally, represent and warrant on each day on which any advance, waiver, consent or amendment in respect of a Credit Facility is requested or made (and each of the following representations and warranties shall survive the execution and delivery of this Agreement), that:

Section 4.1. Subsidiaries. Except as set forth in the Information Certificate, Borrower has no Subsidiaries.

Section 4.2. Organization and Good Standing. (a) Borrower is a corporation, limited liability company or limited liability partnership, as the case may be, (i) duly organized, validly existing, and in good standing under the Laws of its state of formation, (ii) is in good standing as a foreign corporation, limited liability company or limited liability partnership, as the case may be, in each jurisdiction in which the character of the properties owned or leased by it therein or the nature of its business makes such qualification necessary and where the failure to be so qualified could not reasonably be expected to cause a Material Adverse Effect, and (iii) has obtained all certificates, licenses and qualifications required under all Laws or orders of public authorities necessary for the ownership and operation of all of its properties and transaction of all of its business except where the failure to obtain the same could not reasonably be expected to have a Material Adverse Effect, all of which are in the name of Borrower.

(b) Borrower is a registered organization organized solely under the law of the state of its organization. Borrower’s jurisdiction of organization and organizational identification number (if any) are listed on the Information Certificate and its exact legal name (as set forth on the public record of such jurisdiction of organization that shows Borrower to have been organized) is as set forth in the Information Certificate and the signature blocks to this Agreement.

(c) Within five years before the date of this Agreement, Borrower has not conducted business under or used any other name (whether corporate, partnership or assumed) other than as shown on the Information Certificate. Borrower is the sole owner of all names listed on the Information Certificate and any and all business done and invoices issued in such names are Borrower’s sales, business, and invoices. Each trade name of Borrower represents a division or trading style of Borrower and not a separate Person or independent Affiliate.

Section 4.3. Authority. Borrower has full corporate, limited liability company or limited liability partnership, as the case may be, power and authority to enter into, execute, and deliver this Agreement and to perform its obligations under this Agreement, to borrow under the Credit Facilities, to execute and deliver the Note, and to incur and perform the obligations provided for in the Loan Documents, all of which have been duly authorized by all necessary corporate, limited liability company or limited liability partnership (as the case may be) action. No consent or approval of shareholders, members or partners of, or lenders to, Borrower and no consent, approval, filing or registration with any Governmental Authority is required as a condition to the validity of the Loan Documents or the performance by Borrower of its obligations under the Loan Documents, which has not been obtained.

Section 4.4. Binding Agreement. This Agreement and all other Loan Documents constitute, and the Note, when issued and delivered pursuant to this Agreement for value received, will constitute, the valid and legally binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms.

Section 4.5. Litigation. Except as disclosed in the Information Certificate, there are no actions, suits, proceedings or investigations pending or threatened against Borrower or any of its Subsidiaries before any court or arbitrator or before or by any Governmental Authority (a) with respect to any of the Loan Documents or any of the transactions contemplated thereby or (b) that, in any one case or in the aggregate, if determined adversely to the interests of Borrower or its Subsidiaries, would be reasonably likely to result in a Material Adverse Effect. Neither Borrower nor any of its Subsidiaries is in default with respect to any order of any court, arbitrator, or Governmental Authority applicable to Borrower or such Subsidiary or its properties.

Section 4.6. No Conflicts. The execution and delivery by Borrower of this Agreement and the other Loan Documents do not, and the performance of its obligations under the Loan Documents will not, violate, conflict with, constitute a default under, or result in the creation of a Lien or encumbrance upon the property of Borrower or any of its Subsidiaries (other than for the benefit of Lender) under: (a) any provision of any articles of incorporation or bylaws, certificate of formation or operating agreement, or certificate of limited liability partnership or agreement of limited liability partnership, as the case may be, of Borrower or any of its Subsidiaries, (b) any provision of any law, rule, or regulation applicable to Borrower or any of its Subsidiaries, (c) any indenture or other agreement or instrument to which Borrower or any of its Subsidiaries is a party or by which it or its property is bound and, except to the extent Borrower or any of its Subsidiaries is deemed or found to be in breach of a provision in any such agreement or instrument, no such agreement or instrument prohibits assignment of such agreement or instrument without the consent of the other party thereto by virtue of the grant of the security interest in Section 7.1, or (d) any judgment, order or decree of any court, arbitration tribunal, or Governmental Authority having jurisdiction over Borrower or any of its Subsidiaries that is applicable to Borrower or any of its Subsidiaries.

Section 4.7. Financial Condition. The financial statements of Borrower that have been delivered to Lender fairly present the financial condition of Borrower and the results of its operations and changes in financial condition as of the dates and for the periods referred to, and have been prepared in accordance with GAAP. There are no material unrealized or anticipated liabilities, direct or indirect, fixed or contingent, of Borrower as of the dates of such financial statements that are not reflected in such financial statements or in the notes to such financial statements. There has been no event that would be reasonably likely to result in or has caused, a Material Adverse Effect since the date of the last financial statement delivered to Lender. Borrower hereby represents and warrants that the federal tax identification number and Fiscal Year of each entity comprising Borrower is as described on the Information Certificate.

Section 4.8. No Default. Neither Borrower nor any of its Subsidiaries is in default under or with respect to any obligation in any respect that would be reasonably likely to result in a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

Section 4.9. Title to Properties.

(a) Title. Borrower has good title to (or valid leasehold interests in) all its real and personal property, except for minor defects in title that do not (i) affect the value or access to such property or (ii) interfere with (A) its ability to conduct its business as currently conducted, (B) its ability to utilize such properties for their intended purposes, or (C) its right and power to transfer such property, subject to no Lien, other than Permitted Liens. Neither Borrower nor any of its Subsidiaries has agreed or consented to cause any of its properties or assets whether owned now or hereafter acquired to be subject in the future (upon the happening of a contingency or otherwise) to any Lien, mortgage, pledge, encumbrance or charge of any kind other than Permitted Liens. All of the Collateral, and all other property and assets of Borrower that are necessary to the conduct of Borrower’s business, is owned by Borrower or the rights to same are held by Borrower in its name, and none of the Collateral, or any such property or assets are owned or the rights thereto held in the name of any other entity.

(b) Premises. The real estate listed on the Information Certificate constitutes all of the real property owned, leased or used by Borrower in its business and Borrower will not execute any material agreement or contract in respect to such real estate after the date of this Agreement without giving Lender prompt written notice thereof.

(c) Places of Business. As of the Closing Date, the only places of business of Borrower, and the places where it keeps and intends to keep all Collateral and records concerning the Collateral, are at the addresses set forth in the Information Certificate. The Information Certificate also lists the owner of record of each such property. Borrower’s Chief Executive Office is located in the state and at the address shown in the Information Certificate. No Collateral is held by any bailee or warehouseman for which such bailee or warehouseman has issued a negotiable document (as defined in Section 7-104 of the UCC).

Section 4.10. Taxes. Borrower and each of its Subsidiaries has filed, or has obtained extensions for the filing of, all federal, state and other tax returns that are required to be filed, and has paid all taxes shown as due on those returns and all assessments, fees and other amounts due as of the date of this Agreement. All tax liabilities of Borrower and each of its Subsidiaries are adequately provided for on the books of Borrower or such Subsidiary. No tax liability has been asserted by the Internal Revenue Service or other taxing authority against Borrower or any of its Subsidiaries for taxes in excess of those already paid.

Section 4.11. Securities and Banking Laws and Regulations.

(a) The use of the proceeds of the Loan and issuance of the Note will not directly or indirectly violate or result in a violation of the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including, without limitation, Regulations U, T or X of the Board of Governors of the Federal Reserve System. Neither Borrower nor any of its Subsidiaries is engaged in the business of extending credit for the purpose of the purchasing or carrying “margin stock” within the meaning of those regulations. No part of the proceeds of the Loan under this Agreement will be used to purchase or carry any margin stock or to extend credit to others for such purpose.

(b) Borrower is not an investment company within the meaning of the Investment Company Act of 1940, as amended, nor is it, directly or indirectly, controlled by or acting on behalf of any Person that is an investment company within the meaning of that Act.

Section 4.12. ERISA. Except as could not reasonably be expected to have a Material Adverse Effect, (a) no employee benefit plan (a “Plan”) subject to the Employee Retirement Income Security Act of 1974 and the rules and regulations issued pursuant thereto, as each may be amended from time to time (collectively, “ERISA”) that is maintained by Borrower or under which Borrower could have any liability under ERISA (i) has failed to meet minimum funding standards established in Section 302 of ERISA, (ii) has failed to substantially comply with all applicable requirements of ERISA and of the Internal Revenue Code, including all applicable rulings and regulations thereunder, or (iii) has engaged in or been involved in a Prohibited Transaction, (b) neither Borrower nor any member of a Controlled Group that includes Borrower has assumed, or received notice of a claim asserted against Borrower or another member of the Controlled Group for, withdrawal liability (as defined in the Multi-Employer Pension Plan Amendments Act of 1980, as amended) with respect to any multi-employer pension plan, and (c) Borrower has timely made when due all contributions with respect to any multi-employer pension plan in which it participates and no event has occurred triggering a material claim against Borrower for withdrawal liability with respect to any multi-employer pension plan in which Borrower participates.

Section 4.13. Compliance with Laws. All of Governmental Approvals required by any Governmental Authority as of the Closing Date for the operation of the business and the commercial distribution of the products or for the ownership or operation of any Location of Borrower and each of its Subsidiaries are listed on the Information Certificate.

(a) Except as described in the Information Certificate, neither Borrower nor any of its Subsidiaries is in material violation of any Laws (including, without limitation, Medical Products Laws or any statute, rule or regulation relating to employment practices or to environmental, occupational and health standards and controls);

(b) Borrower and each of its Subsidiaries has obtained all Governmental Approvals necessary for the ownership of its properties and the conduct of its business;

(c) Borrower and each of its Subsidiaries has maintained all records and is current with all reports and documents required to be filed with any state or federal securities commission or similar Governmental Authority and is in full compliance with all applicable rules and regulations of such commissions except to the extent failure to be in such compliance could not reasonably be expected to cause a Material Adverse Effect.

(d) There are no presently existing circumstances that would result or likely would result in material violations of any Medical Products Law. No Accounts have been generated in violation of any applicable Laws.

(e) Neither Borrower nor any of its Subsidiaries is currently, nor has in the past been, subject to any federal, state, local governmental or private civil or criminal investigations, inquiries or audits involving and/or related to its compliance with Medical Products Laws or regarding its activities, including without limitation, an inquiry or investigation of any Person having “ownership, financial or control interest” in Borrower or any of its Subsidiaries (as that phrase is defined in 42 C.F.R. §420.201 et seq.) involving compliance with Medical Products Laws.

(f) No Principal, owner, officer, manager, employee or Person with a “direct or indirect ownership interest” (as that phrase is defined in 42 C.F.R. §420.201) in Borrower: (i) has been convicted (as that term is defined in 42 C.F.R. §1001.2) of any of those offenses described in 18 U.S.C. §§669, 1035, 1347, 1518; or (ii) has been involved or named in a U.S. Attorney complaint made or any other action taken pursuant to the False Claims Act under 31 U.S.C. §§3729-3731 or qui tam action brought pursuant to 31 U.S.C. §3729 et seq.

Section 4.14. Environmental Matters.

(a) Except as described in the Information Certificate, (i) no use, exposure, release, generation, manufacture, storage, treatment, transportation or disposal of Hazardous Material has occurred or is occurring on or from any Location, or off any Location, as a result of any action of Borrower or any of its Subsidiaries, (ii) all Hazardous Material used, treated, stored, transported to or from, generated or handled at the Locations, or off the Locations by Borrower or any of its Subsidiaries, has been disposed of on or off the Locations by or on behalf of Borrower or any of its Subsidiaries in a lawful manner and (iii) there are no underground storage tanks present on or under the Locations owned or leased by Borrower or any of its Subsidiaries.

(b) No other material environmental, public health or safety hazards exist with respect to the Locations. Borrower has provided to Lender copies of all existing environmental reports, reviews and audits with respect to the Locations and all other written information pertaining to the actual or potential Environmental Liabilities of Borrower or any of its Subsidiaries known to Borrower.

(c) Borrower and each of its Subsidiaries (i) shall comply in all material respects with all applicable Environmental Laws, (ii) shall notify Lender in writing within seven (7) days after it becomes aware of any Release on, at, in, under, above, to, from or about any of the Locations, and (iii) shall promptly forward to Lender a copy of any order, notice, permit, application or other communication or report received by it in connection with any such Release.

Section 4.15. Intellectual Property.

Each Borrower or Subsidiary of Borrower is the sole and exclusive owner of the entire right, title, and interest in and to, or has the valid right to use, all the patents, patent applications, trademarks, trademark applications, service marks, service mark applications, goodwill, domain names, trade names, trade dress, copyrights, copyright applications, franchises, licenses, trade secrets, technology, inventions, formulae, recipes, compounds, know-how and processes, and all applications therefor and rights with respect to the foregoing (collectively, “Intellectual Property”) necessary for the current conduct of its business, without any conflict with the rights of others and free and clear of all liens and encumbrances. A list of all such Intellectual Property (indicating the nature of the interest of such Borrower or such Subsidiary), as well as all outstanding franchises and licenses given by or held by Borrower or any of its Subsidiaries, is set forth in the Information Certificate. The Intellectual Property identified as “material” on the Information Certificate is all of the Intellectual Property necessary for the conduct of its current service business. All Intellectual Property owned by and material to the business conducted by Borrower or any of its Subsidiaries is subsisting and has not been adjudged invalid or unenforceable, in whole or in part, and Borrower or such Subsidiary has performed all acts and has paid all renewal, maintenance, and other fees and taxes required to maintain each and every registration and application of Copyrights, Patents and Trademarks set forth in the Information Certificate. Neither Borrower nor any of its Subsidiaries is in default of any obligation or undertaking with respect to the Intellectual Property or related rights. No settlement or consents, covenants not to sue, nonassertion assurances, or releases (i) have been entered into by Borrower or any of its Subsidiaries or (ii) to Borrower’s knowledge have been entered into by another Person but to which Borrower or any of its Subsidiaries is bound that adversely affect the rights of Borrower or any of its Subsidiaries to own or use any Intellectual Property. In conducting its service business, neither Borrower nor any of its Subsidiaries is infringing on any Intellectual Property rights of others and Borrower is not aware of any infringement by others of any such rights owned by Borrower or any of its Subsidiaries. No other party has threatened Borrower with any claim of infringement of any Intellectual Property rights of other related to the service business conducted by Borrower. As to its current business, no holding, decision, or judgment has been rendered in any action or proceeding before any court or administrative authority challenging the validity of

Borrower’s or any of its Subsidiaries’ right to register, own, or use any Intellectual Property, and no such action or proceeding is pending or to Borrower’s knowledge threatened.

Section 4.16. Capitalization. The authorized equity securities (whether capital stock, partnership or membership interests or otherwise) of each entity comprising Borrower and each of its Subsidiaries are as set forth in the Information Certificate. All issued and outstanding equity securities of Borrower and each of its Subsidiaries are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens or pledges other than those in favor of Lender or for the benefit of Lender, and such equity securities were issued in compliance with all applicable state, federal and foreign laws concerning the issuance of securities. The Information Certificate accurately states as of the Restatement Date (a) for any Stock of Borrower or any of its Subsidiaries that is publicly traded, the holders of such Stock in excess of five percent (5%) of all such Stock on a fully diluted basis as of the execution date of this Agreement and the percentage of such holder’s fully diluted ownership of such Stock, and (b) for any Stock of Borrower or any of its Subsidiaries that is not publicly traded, all holders of such Stock and the percentage of such holder’s fully diluted ownership of such Stock. No shares of the equity securities of Borrower or any of its Subsidiaries, other than those described above, are issued and outstanding. Except as provided in the Information Certificate, there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from Borrower or any of its Subsidiaries of any equity securities of Borrower or such Subsidiary.

Section 4.17. Material Facts. Neither this Agreement nor any other Loan Document nor any other agreement, document, certificate, or statement furnished to Lender by or on behalf of Borrower or any of its Subsidiaries in connection with the transactions contemplated by this Agreement contains any untrue statement of material fact or omits to state a material fact necessary to make the statements contained in this Agreement or other Loan Document not misleading. All financial projections delivered to Lender by Borrower have been prepared on the basis of assumptions stated therein. Such projections represent Borrower’s best estimate of Borrower’s future financial performance and such assumptions are believed by Borrower to be fair in light of current business conditions.

Section 4.18. Investments, Deposit Accounts, Guarantees, and Certain Contracts. Borrower does not own or hold any equity or long-term debt investments in, have any outstanding advances to, have any deposit or other bank, investment or securities accounts, have any outstanding guarantees for the obligations of, or have any outstanding borrowings from, any Person, except as described on the Information Certificate or as expressly permitted under Section 6.6. Neither Borrower nor any of its Subsidiaries is a party to any contract or agreement, or subject to any corporate restriction, which adversely affects its business.

Section 4.19. Business Interruption. There are no pending or threatened labor disputes, strikes, lockouts, or similar occurrences or grievances against Borrower or any of its Subsidiaries or the businesses of Borrower or any of its Subsidiaries.

Section 4.20. Joint Ventures. Neither Borrower nor any of its Subsidiaries is engaged in any joint venture or partnership with any other Person, except as set forth on the Information Certificate or as permitted in accordance with the terms of Section 6.2.

Section 4.21. Solvency. Both before and after giving effect to the transactions contemplated by the Loan Documents, and as of the date each advance or other accommodation in respect of a Credit Facility is made, each entity comprising Borrower is Solvent.

Section 4.22. Government Contracts. Except as set forth in the Information Certificate and except for Government Contracts for which Borrower has given Lender written notice in accordance with Section 5.18, no Borrower is a party to any contract or agreement (including, but not limited to, any Lease) that is subject to the Federal Assignment of Claims Act, as amended (31 U.S.C. Section 3727, 41 U.S.C. Section 15) or any similar state or local law. Except as set forth in the Information Certificate, each Government Contract includes a “no set-off commitment”.

Section 4.23. OFAC. None of Borrower, any of its Subsidiaries nor any Principal is currently listed on the OFAC Lists.

Section 4.24. Contracts. The Information Certificate sets forth an accurate, complete and current list of all Material Borrower Contracts.

Section 4.25. No Broker. No brokerage commission or finder’s fee is owing to any broker or finder arising out of any actions or activity of Borrower or any of its Subsidiaries in connection with the Loan. Borrower shall defend, indemnify and hold Lender harmless from and against any and all claims for brokerage commission or finder’s fees arising out of or in connection with the Loan.

ARTICLE V

AFFIRMATIVE COVENANTS

Each entity comprising Borrower covenants and agrees that for so long as Borrower may borrow under this Agreement and until payment and performance in full of the Obligations:

Section 5.1. Financial Statements and Collateral Reports. Borrower shall, and shall cause its Subsidiaries to, keep current and accurate books of records and accounts in which full and correct entries will be made of all of its business transactions, and will reflect in its financial statements adequate accruals and appropriations to reserves. NimbleGen shall keep its books of records and accounts and reflect such accruals and reserves and prepare and deliver all consolidated financial statements, in each case in accordance with GAAP, consistently applied. Borrower shall, and shall cause its Subsidiaries to, furnish to Lender the following financial information and reports:

(a) within twenty-five (25) days after the end of each calendar month, (i) its consolidated balance sheet and related statements of operations and cash flows as of the end of and for such month and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by its chief financial officer as presenting fairly in all material respects the financial condition and results of operations of Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments, (ii) internally prepared monthly financial statements and a sales and collections report and accounts receivable and accounts payable aging schedules on a form acceptable to Lender, which shall include, but not be limited to, a report of sales, credits issued, and collections received and any right of set-off, counterclaim or other defense that exists against such sums, (iii) a Borrowing Base Certificate, (iv) an update to the itemized list of Collateral located in Iceland as filed in Iceland to perfect Lender’s security interest in such Collateral showing any additions to the information contained therein since such update was last provided, and (v) documentary evidence from the depository bank showing the account balances in each of the Icelandic Accounts;

(b) within ninety (90) days after the end of each Fiscal Year of Borrower, (i) its audited consolidated balance sheet and related statements of operations, shareholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by independent public accountants of recognized national standing approved by Lender in its reasonable discretion (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP and (ii) an update to its Information Certificate to reflect any changes to the information contained therein;

(c) annual projections, profit and loss statements, balance sheets, and cash flow reports (prepared on a monthly basis) for the succeeding Fiscal Year within sixty (60) days after the end of each of Borrower’s Fiscal Years;

(d) promptly upon receipt thereof, copies of any reports submitted to Borrower by the independent accountants in connection with any interim audit of the books of Borrower and copies of each management control letter provided to Borrower by independent accountants;

(e) as soon as available, copies of all financial statements and notices provided by Borrower, or any Subsidiary of Borrower, to its equity holders;

(f) within 15 days of the end of every calendar month, evidence satisfactory to Lender that all federal, state and foreign taxes, including, without limitation payroll taxes, that are due have been paid in full;

(g) such additional information, reports or statements regarding Borrower, or any Subsidiary of Borrower, as Lender may from time to time reasonably request; and

With respect to clauses (a) and (b) above, with respect to each report required under this Section 5.1, a certificate of Borrower’s chief financial officer, in form and substance reasonably acceptable to Lender, certifying that the information delivered is true, complete and correct in all respects and, after due inquiry by the chief financial officer, that there exists no fact, event or circumstance that constitutes a Default. Such certificate shall set forth the information (including detailed calculations) required to establish whether Borrower is in compliance with the requirements of this Agreement, including the financial covenants set forth on Exhibit A, as at the end of the period covered by the financial statements then being furnished and providing backup calculations and other information as Lender shall reasonably deem necessary.

Section 5.2. Existence, Good Standing, and Compliance with Laws. Borrower shall, and shall cause its Subsidiaries to, comply with the requirements of all applicable Laws and requirements of Governmental Authorities (including Environmental Laws and ERISA and the rules and regulations thereunder). Borrower shall, and shall cause its Subsidiaries to, do or cause to be done all things necessary (a) to obtain and keep in full force and effect all corporate, limited liability company or limited liability partnership existence, and all rights, licenses, permits, certificates of needs, regulatory approvals, privileges, and franchises (collectively, “Permits”) necessary (i) to the ownership of its or their properties or the conduct of its or their businesses, except to the extent the failure to do so could not reasonably be expected to cause a Material Adverse Effect, and (ii) to comply in all material respects with all applicable current and future Laws of any Governmental Authority having or claiming jurisdiction over any of them; (b) to maintain and protect the properties used or useful in the conduct of the operations of Borrower and its Subsidiaries, including, without limitation, the maintenance at all times of such insurance upon its insurable property and operations as required by law or by the Loan Documents; and (c) to maintain all Permits free from restrictions or known conflicts that could materially impair their use or operation or cause the Permits to be provisional, probationary or restricted in any way.

Section 5.3. Regulatory Matters.

(a) Compliance with Applicable Laws. Borrower shall, and shall cause its Subsidiaries to, be in compliance with all applicable Laws relating to operation of its business, including, without limitation, and to the extent applicable, the Federal Food, Drug, and Cosmetic Act, the Public Health Service Act, HIPAA, 42 U.S.C. Section 1320a-7(b) (Criminal Penalties Involving Medicare or State Health Care Programs), commonly referred to as the “Federal Anti-Kickback Statute,” and the Social Security Act, as amended, Section 1877, 42 U.S.C. Section 1395nn (Prohibition Against Certain Referrals), commonly referred to as “Stark Statute”, and all rules and regulations promulgated thereunder (collectively, “Medical Products Laws”). Borrower and each Subsidiary of Borrower (i) has maintained and shall continue to maintain in all material respects all Governmental Approvals and Licenses, free from restrictions or known conflicts or encumbrance of any kind (including Liens other than the Liens under this Agreement) that would materially impair the ability of Borrower or such Subsidiary of Borrower to continue its business as currently conducted or use or operate of any Location or would restrict in any way Borrower or such Subsidiary of Borrower to transfer or assign such Governmental Approval or License to Lender pursuant to the terms of this Agreement, (ii) has maintained and shall continue to maintain all records required to be maintained by any Governmental Authority or otherwise, and (iii) has timely filed, or caused to be timely filed, and shall continue to file, or cause to be filed, all cost reports and other report of every kind whatsoever, in each case as required by any Medical Products Law. Borrower shall, and shall cause its Subsidiaries to, promptly furnish or cause to be furnished to Lender copies of all reports and correspondence it sends or receives relating to any loss or revocation (or threatened loss or revocation) of any License or other qualification described in this Article or any other violation or possible violation of Medical Products Laws.

(b) HIPAA Covered Entity. If (i) Borrower or any Subsidiary of Borrower becomes a “covered entity” within the meaning of HIPAA, or (ii) Borrower or any Subsidiary of Borrower becomes subject to the “Administrative Simplification” provisions of HIPAA, Borrower or such Subsidiary, as the case may be, shall be HIPAA Compliant.

(c) Investigations or Proceedings. Borrower shall, and shall cause its Subsidiaries to, promptly notify Lender if Borrower, or any Subsidiary of Borrower, or any of the Collateral, becomes the subject of any investigation or proceeding by any Governmental Authority or receives notice of any violation issued by a Governmental Authority that would, directly or indirectly, or with the passage of time, (i) have a Material Adverse Effect, (ii) result in the imposition of a fine or sanction, or (iii) modify, limit or result in the transfer, suspension, revocation or imposition of probationary use of any of the Licenses.

Section 5.4. Legality. Borrower shall insure that the Credit Facilities and each disbursement or advance under the Credit Facilities shall not be subject to any penalty or special tax, and shall not violate or be prohibited by any rule or regulation of any Governmental Authority. Borrower shall further insure that all necessary consents, approvals and authorizations of any Governmental Authority for any such disbursement or advance shall have been obtained.

Section 5.5. Taxes and Charges. Borrower shall, and shall cause its Subsidiaries to, timely file all tax reports and pay and discharge all taxes, assessments and governmental charges or levies imposed upon Borrower or any Subsidiary of Borrower, its income or profits, the Collateral or any of Borrower’s properties (or properties of any Subsidiary of Borrower) or any part thereof (collectively, “Charges”), before the same shall be in default and before the date on which penalties attach thereto, as well as timely pay all lawful claims for labor, material, supplies or otherwise (collectively, “Mechanics Claims”) that, if unpaid, might become a Lien or charge upon the Collateral. Borrower or any Subsidiary of Borrower, as the case may be, shall have the right to contest, in good faith by appropriate proceedings, the amount or validity of any such Charges or Mechanics Claims so long as (a) Borrower or such Subsidiary shall have set aside on its books adequate reserve therefor in accordance with GAAP, and (b) Borrower’s title to, and its right to use, the Collateral is not adversely affected thereby and Lender’s Lien and priority on the Collateral are not adversely affected, altered or impaired thereby.

Section 5.6. Insurance. Borrower shall, or shall cause its Subsidiaries to, maintain adequate casualty, theft, business interruption, public liability, professional liability, product liability, automobile, employee dishonesty and workmen’s compensation insurance with the current insurers as listed on Exhibit C, or other responsible companies reasonably satisfactory to Lender, in such amounts and against such risks as is customarily maintained by similar businesses and by owners of similar property in the same general area; provided, however, that Borrower shall, at a minimum, carry insurance of the kind and in the amounts shown in Exhibit C. Borrower shall deliver to Lender endorsements to all of its (a) casualty and property insurance policies naming Lender as sole lender loss payee, and (b) general liability, product liability and other liability policies naming Lender as an additional insured. Borrower shall direct all insurers under its casualty and property policies of insurance to pay all proceeds payable thereunder (to the extent applicable to the Collateral) directly to Lender. Borrower shall promptly notify Lender of any loss, damage, or destruction to any material portion of the Collateral, whether or not covered by insurance. Proceeds of insurance related to any loss, damage or destruction to any Collateral shall be applied to repay the Credit Facilities pursuant to Section 2.2(f); provided, however, so long as no Default has occurred and is continuing (whether or not any such Default has resulted in acceleration pursuant to Section 8.2), Borrower may invest such proceeds within one hundred eighty (180) days of receipt thereof in assets of the general type used in and useful to the business of Borrower, which investment may include the repair, restoration or replacement of the applicable assets thereof; provided, further, upon request of Borrower, Lender may waive the requirement for Borrower to repay the Credit Facilities with such proceeds in Lender’s discretion.

Section 5.7. Information; Visits and Inspections; Searches.

(a) Information/Visits. Lender may (i) visit and inspect any of the properties of Borrower or any Subsidiary of Borrower, (ii) inspect, audit and make copies of or prepare extracts from Borrower’s, or any of its Subsidiary’s, minute books, books of account and other records, including management letters prepared by Borrower’s auditors, and (iii) discuss the business affairs, finances and accounts of Borrower with, and be advised as to the same by, the officers, management and independent accountants of Borrower with relevant knowledge.

(b) Searches. Before Closing and thereafter (as and when determined by Lender in its discretion), Lender shall have the right to perform UCC, judgment, tax lien and bankruptcy searches and searches of applicable organizational records against Borrower or any Subsidiary of Borrower, the results of which are to be consistent with Borrower’s or such Subsidiary’s representations and warranties under any Loan Document, all at Borrower’s expense.

Section 5.8. Maintenance of Property. Borrower shall, and shall cause its Subsidiaries to, maintain, keep and preserve all of its properties, including the Collateral, in good repair, working order and condition and make all necessary repairs, renewals, replacements and improvements thereto, so that the business as currently carried on in connection therewith may be properly conducted at all times.

Section 5.9. Notification of Events of Default and Adverse Developments. Borrower shall, and shall cause its Subsidiaries to, promptly notify Lender upon an Authorized Officer obtaining knowledge of the occurrence of: (a) any Default; (b) any event, development or circumstance whereby the financial statements previously furnished to Lender fail in any material respect to present fairly, in accordance with GAAP, the financial condition and operational results of Borrower; (c) any judicial, administrative or arbitration proceeding pending against or affecting Borrower, any Subsidiary of Borrower, or the Collateral, and any judicial or administrative proceeding known by Borrower, or any Subsidiary of Borrower, to be threatened against it that, if adversely decided, would be reasonably likely to result in a Material Adverse Effect or that may expose Borrower, or any Subsidiary of Borrower, to uninsured liability of $25,000 or more; (d) a request to produce from, or the production of documents by Borrower or any Subsidiary of Borrower, to a Governmental Authority; and (e) any other development in the business or affairs of Borrower, or any Subsidiary of Borrower, that would be reasonably likely to result in a Material Adverse Effect; in each case describing the nature of the event or development. In the case of notification under clauses (a) and (b), Borrower should set forth the action Borrower proposes to take with respect to such event.

Section 5.10. Employee Benefit Plans. Borrower shall, and shall cause its Subsidiaries to, (a) comply with the funding requirements of ERISA with respect to the Plans for its employees, or will promptly satisfy any accumulated funding deficiency that arises under Section 302 of ERISA; (b) furnish Lender, promptly after filing the same, with copies of all reports or other statements filed with the United States Department of Labor, the Pension Benefit Guaranty Corporation, or the Internal Revenue Service with respect to all Plans covered by Title IV of ERISA, or that Borrower, or any member of a Controlled Group, may receive from such Governmental Authority with respect to any such Plans; and (c) promptly advise Lender of the occurrence of any Reportable Event or Prohibited Transaction with respect to any such Plan and the action that Borrower or such member of a Controlled Group proposes to take with respect thereto. Borrower shall, and shall cause its Subsidiaries to, make all contributions when due with respect to any multi-employer pension plan in which it participates and will promptly advise Lender: (w) the filing of any request for waiver of the minimum funding standard with respect to any Plan; (x) upon its receipt of written notice of the assertion against Borrower or any Subsidiary of Borrower of a claim for withdrawal liability; (y) upon the occurrence of any event that could reasonably be expected to trigger the assertion of a claim for withdrawal liability against Borrower or any Subsidiary of Borrower; and (z) upon the occurrence of any event that would place Borrower or any Subsidiary of Borrower in a Controlled Group as a result of which any member (including Borrower) thereof that could reasonably be expected to be subject to a claim for withdrawal liability, whether liquidated or contingent.

Section 5.11. Collection of Accounts. Borrower shall, and shall cause its Subsidiaries to, continue to diligently collect its Accounts in the ordinary course of business.

Section 5.12. Places of Business. Borrower shall give thirty (30) days’ prior written notice to Lender of any change in the location of any of its, or any of its Subsidiary’s, places of business, any places where its records concerning its Accounts are kept, of any places where the Collateral is kept, or the establishment of any new, or the discontinuance of any existing, places of business.

Section 5.13. Business Conducted. Borrower shall, and shall cause its Subsidiaries to, continue in the business or lines of business currently conducted by it immediately before the Closing Date or that are reasonably related thereto.

Section 5.14. Bank Accounts.

(a) Borrower shall cause each securities, depository or disbursement account of Borrower or any Subsidiaries of Borrower (other than any tax or payroll account) to be subject to a control agreement satisfactory to Lender in its reasonable discretion. Borrower shall not and shall not allow any Subsidiary to open or maintain any securities, depository or disbursement accounts except upon thirty (30) days’ prior written notice to Lender and Borrower shall not, and shall not allow any Subsidiary to, use any such accounts until such time as the applicable securities intermediary or depository institution, as the case may be, Borrower or such Subsidiary of Borrower, as the case may be, and Lender have entered into a control agreement satisfactory to Lender and in any event sufficient to perfect a first priority lien and security interest in such account in favor of Lender.

(b) Borrower shall not allow the balances in its accounts held at the National Bank of Iceland, account numbers 0111-38-100380 and 0111-26-000380 (the “Icelandic Accounts”), to exceed an aggregate amount of $400,000 without the prior written consent of Lender; provided, however, Borrower may increase the aggregate amount of such balances at any time upon delivery of (i) two (2) Business Days advance written notice of its intention to deposit additional funds in its Icelandic Accounts and the amounts of such increase, (ii) amendments and modifications to the filings made in the Icelandic filing office (in the correct form for filing in Icelandic filing office) necessary or advisable to ensure that Lender maintains its first priority security interest in all funds on deposit in the Icelandic Accounts, and (iii) funds necessary to pay all stamp taxes and other fees, costs and expenses in connection with such amendment or modification to such Icelandic filings.

(c) Borrower shall not allow the balance in its deposit account number 2043136320 held at JPMorgan (the “JPMorgan Collateral Account”), which balance is subject to a Lien in favor of JPMorgan, as permitted pursuant to Section 6.3(a), to exceed an aggregate amount of $225,000 without the prior written consent of Lender, and shall cause JPMorgan to automatically transfer certain amounts in excess of $200,000 to Borrower’s operating account in accordance with that certain Blocked Account Control Agreement, dated as of November 14, 2006, among JPMorgan, Lender and Borrower, as amended, restated or otherwise modified from time to time.

Section 5.15. Termination/Default of Contracts. Borrower shall notify Lender of any (a) default or event of default under, (b) termination of (other than in accordance with its terms), or (c) failure of any party to renew, any of the Material Borrower Contracts (unless the default or event of default under, termination of or failure to renew, such contract, as the case may be, could not reasonably be expected to cause a Material Adverse Effect) as soon as reasonably possible.

Section 5.16. Landlord Agreements, Mortgagee Agreements and Real Estate Purchases. Upon the request of Lender, Borrower shall obtain a landlord’s agreement or mortgagee agreement, as applicable, from the lessor of each leased property or mortgagee of owned property with respect to any Location or other location where any portion of the Collateral, or the records relating to such Collateral and/or software and equipment relating to such records or Collateral, is stored or located, which agreement or letter shall be reasonably satisfactory in form and substance to Lender. Borrower shall, and shall cause its Subsidiaries to, timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location where any Collateral, or any records related thereto, is or may be located.

Section 5.17. Financial Covenants. Immediately prior to the making of initial Revolving Credit Loan, if any, and giving effect of such Revolving Credit Loan, and at all times following the making of such initial Revolving Credit Loan (whether or not there remains any amounts outstanding under the Revolving Facility after such initial Revolving Credit Loan), Borrower shall comply with and shall not breach any of the financial covenants set forth in Exhibit A. For purposes of Section 8.1, a breach of a financial covenant set forth in Exhibit A shall be deemed to have occurred as of the last day of any specified measurement period, regardless of when the financials statements or other reports reflecting such breach are delivered to Lender.

Section 5.18. Government Contracts. If Borrower proposes to enter into or suffer to exist any Government Contract, the Accounts of which are included or are proposed to be included in the Borrowing Base, Borrower shall (a) promptly give Lender written notice of Borrower’s execution of or receipt of an award of a Government Contract, (b) provide all necessary Assignment of Claims Documents, (c) ensure that Lender shall have the right to send to the Account Debtor in respect of such Government Contract such notices, and request such acknowledgments of the Account Debtor, as Lender deems necessary to cause such Account Debtor to recognize the assignment of the Accounts and payment rights in respect thereof, and (d) use its best efforts to include in each Government Contract to which it is a party a “no set-off commitment”.

Section 5.19. Lien Documents; Collateral Generally.

(a) At Closing and thereafter as Lender may request from time to time in its reasonable discretion, Borrower shall execute and deliver to Lender, or have executed and delivered (all in form and substance satisfactory to Lender in its discretion) any agreements, documents, instruments, and writings deemed reasonably necessary by Lender to evidence, perfect, or protect Lender’s Lien and security interest in the Collateral, whether now owned or hereafter acquired, required under this Agreement.

(b) Borrower shall bear the risk of loss on all Collateral, regardless of whether such Collateral is in the possession or control of Borrower, Lender, a bailee or any other Person.

(c) Borrower hereby authorizes Lender to file all financing statements, continuations and amendments to financing statements describing the Collateral (which description may use the term “all assets” or words of similar import) in any filing office as Lender, in its discretion may determine, in each case naming Borrower as debtor. Borrower agrees to comply with the requirements of all federal and state laws and requests of Lender in order for Lender to have and maintain a valid and perfected first priority security interest in the Collateral including, without limitation, executing and causing any other person to execute such documents as Lender may require to obtain control (as defined in the UCC) over all deposit accounts, electronic chattel paper, letter of credit rights, commercial tort claims and investment property to the extent a Lien is granted to Lender on such items under the Loan Documents.

(d) Borrower shall do and hereby authorizes Lender to do anything further that may be lawfully required by Lender to secure Lender’s interests in the Collateral and effectuate the intentions of this Agreement. With respect to any property leased by Borrower, upon request of Lender, Borrower shall use commercially reasonable efforts to enter into, and cause any landlord to enter into a Landlord’s Waiver and Consent in form and substance substantially similar to Exhibit E, attached hereto.

(e) Borrower shall immediately deliver to Lender all items of Collateral in which Lender must take possession to obtain a perfected security interest (in each case, accompanied by stock powers, endorsements, allonges or other instruments of transfer duly executed in blank), including all notes, certificates, and documents of title, chattel paper, warehouse receipts, instruments, and other similar instruments constituting Collateral. Where Collateral is in the possession of a third party, Borrower shall join with Lender in notifying the third party of Lender’s security interests and obtain an acknowledgement from the third party that it is holding the Collateral for the benefit of Lender.

(f) Borrower shall not create any chattel paper without placing a legend on the chattel paper acceptable to Lender indicating that Lender has a security interest in the chattel paper.

(g) Borrower shall promptly, and in any event within two (2) Business Days after the same is acquired by Borrower, notify Lender of any (i) commercial tort claim with a claimed amount in excess of $50,000 acquired by Borrower, (ii) Account with a value in excess of $50,000 evidenced or secured by an instrument or chattel paper or has been reduced to judgment, and (iii) additions to the Collateral located in Iceland the book value of which exceeds $125,000 in the aggregate. Borrower shall promptly deliver any such instrument or chattel paper to Lender, assign such judgment to Lender or deliver all amendments and modifications to the filings made in the Icelandic filing office (in the correct form for filing in Icelandic filing office) together with the funds necessary to pay all stamp taxes and other fees, costs and expenses in connection with the filing of such amendment or modification to such Icelandic filings to Lender, as the case may be, such that Lender shall have a first priority perfected security interest and lien upon such commercial tort claim, instrument, chattel paper or judgment, or additional Collateral, as the case may be.

Section 5.20. Additional Collateral Provisions.

(a) Performance Under Borrower Contracts. It is expressly agreed by Borrower that, notwithstanding anything herein to the contrary, Borrower shall remain liable under each item of Collateral consisting of Borrower Contracts and Licenses to observe and perform all the conditions and obligations to be observed and performed by it thereunder, and Lender shall have no obligation or liability whatsoever to any Person under any such Borrower Contract or License (between Borrower and any Person other than Lender) by reason of or arising out of the execution, delivery or performance of this Agreement.

(b) Accounting Reports. Upon the request of Lender, after the occurrence and during the continuance of an Event of Default (whether or not any such Event of Default has resulted in acceleration pursuant to Section 8.2), Borrower, at its own expense, shall cause the public accounting firm then engaged by Borrower to promptly prepare and deliver to Lender at any time and from time to time, the following reports: (i) a reconciliation of all Accounts and statement of inventory, including the results of any physical verifications of all or any portion of any inventory made or observed by such accountants when and if such verification is conducted; (ii) an aging of all Accounts; (iii) trial balances; and (iv) test verifications of such Accounts. Lender shall be permitted to observe and consult with Borrower’s accountants in the performance of these tasks.

(c) Lender License. For the purpose of enabling Lender to exercise its rights and remedies under the Loan Documents, Borrower hereby grants and shall cause each of its Subsidiaries to grant to Lender an irrevocable, non-exclusive license (exercisable upon the occurrence and during the continuance of an Event of Default (whether or not any such Event of Default has resulted in acceleration pursuant to Section 8.2) without payment of royalty or other compensation to Borrower) to use, transfer, license or sublicense any Intellectual Property now owned, licensed to, or hereafter acquired by Borrower or any Subsidiary of Borrower, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer and automatic machinery software and programs used for the compilation or printout thereof, and represents, promises and agrees that any such license or sublicense is not and will not be in conflict with the contractual or commercial rights of any third Person; provided, that such license will terminate upon the termination of Lender’s Liens in the Collateral. Borrower shall, and shall cause each of its Subsidiaries to, maintain and keep good and valid title to, and protect against infringement by others of, all of the Intellectual Property necessary for the current and planned future conduct of its business and the manufacture and production of its products.

(d) Duty of Care. Lender shall have no duty of care with respect to the Collateral except that Lender shall exercise reasonable care with respect to the Collateral in Lender’s custody. Lender shall be deemed to have exercised reasonable care if such property is accorded treatment substantially equal to that which Lender accords its own property or if Lender takes such action with respect to the Collateral as Borrower shall request or agree to in writing; provided, that neither failure to comply with any such request nor any omission to do any such act requested by Borrower shall be deemed a failure to exercise reasonable care. Lender’s failure to take steps to preserve rights against any parties or property shall not be deemed to be failure to exercise reasonable care with respect to the Collateral in Lender’s custody.

Section 5.21. Compliance With Anti-Terrorism Orders. Borrower shall immediately notify Lender if Borrower has knowledge that Borrower, any Subsidiary of Borrower or Principal is listed on the OFAC Lists or (a) is indicted on or (b) arraigned and held over on charges involving money laundering or predicate crimes to money laundering. Borrower shall immediately notify Lender if Borrower knows that any party to a Material Borrower Contract or any other party with which Borrower maintains any other material business arrangement is listed on the OFAC Lists or (w) is convicted on, (x) pleads nolo contendere to, (y) is indicted on or (z) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering. Neither Borrower nor any Subsidiary of Borrower shall knowingly enter into any transaction or arrangement with any party who is listed on the OFAC Lists.

ARTICLE VI

NEGATIVE COVENANTS

Each entity comprising Borrower covenants and agrees that so long as Borrower may borrow under this Agreement and until payment and performance in full of the Obligations:

Section 6.1. Indebtedness. Borrower shall not, and shall not permit its Subsidiaries to, directly or indirectly, create, incur, assume, guarantee or otherwise become or remain liable for or suffer to exist any Indebtedness except:

(a) Indebtedness to Lender;

(b) Indebtedness expressly denoted as permitted indebtedness in the Information Certificate and extensions, renewal and replacements of such indebtedness that do not increase the principal amount thereof or the aggregate amount of outstanding obligations thereunder or the collateral (if any) securing such obligations, and pursuant to terms and conditions that are not less favorable to Lender than the Indebtedness being extended, renewed or replaced (collectively, “Permitted Indebtedness”);

(c) Indebtedness of Borrower or any Subsidiary of Borrower incurred after the Closing Date consisting of capital lease obligations or Indebtedness incurred to provide all or a portion of the purchase price of an asset; provided, that (i) such Indebtedness when incurred shall not exceed the purchase price of such asset, (ii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing, or on terms and conditions less favorable to Lender than the Indebtedness being refinanced; and (iii) the aggregate amount of all such Indebtedness outstanding at any time shall not exceed $250,000;

(d) Indebtedness consisting of loans and advances (i) between NimbleGen and NimbleGen Iceland, or (ii) of NimbleGen or NimbleGen Iceland owed to any other Subsidiary of NimbleGen; provided, that, in each case, such Indebtedness shall be evidenced by a promissory note in form and substance reasonably acceptable to Lender, which promissory note shall be pledged and delivered, together with all necessary endorsements and transfer documents executed in blank, to Lender as additional collateral for the Obligations and shall be unsecured and subordinate in all respects to the payment in full of the Obligations pursuant to the terms of such promissory note or an intercompany subordination agreement in form and substance reasonably acceptable to Lender (the “Intercompany Notes (Unsecured)”).

(e) Indebtedness consisting of loans and advances of NimbleGen Germany owed to NimbleGen or NimbleGen Iceland, in an aggregate amount not to exceed $500,000 at any time outstanding; provided, that, in each case, such Indebtedness shall be evidenced by a promissory note in form and substance reasonably acceptable to Lender, which promissory note shall be pledged and delivered, together with all necessary endorsements and transfer documents executed in blank, to Lender as additional collateral for the Obligations and shall be secured (to the greatest extent reasonably possible under applicable law) by Liens on substantially all of the assets of NimbleGen Germany (the “Intercompany Notes (Secured)” and together with the Intercompany Notes (Unsecured), collectively, the “Intercompany Notes”).

Borrower will not make prepayments on any existing or future Indebtedness to any Person (other than Lender, to the extent permitted by this Agreement or any subsequent agreement between Borrower and Lender). Borrower will not make any payments (whether in cash, in kind or otherwise) in respect of any Permitted Indebtedness at a time such payments are otherwise prohibited under the terms of any intercreditor agreement or subordination agreement or promissory note containing subordination terms.

Section 6.2. Joint Ventures. Borrower shall not, and shall not permit its Subsidiaries to, invest directly or indirectly in any joint venture for any purpose without the prior written consent of Lender, which consent shall not be unreasonably withheld.

Section 6.3. No Liens and Encumbrances; No Disposition of the Collateral. Borrower will not:

(a) create, incur, assume or suffer to exist any Lien upon, or any security interest in, any of the Collateral, whether now owned or hereafter acquired, other than Permitted Liens, Liens in respect of Indebtedness permitted under Section 6.1(c) and Liens granted pursuant to that certain Security Agreement, dated as of November 14, 2006, made by Borrower and acknowledged and accepted by JPMorgan regarding the JPMorgan Collateral Account, which Security Agreement shall not be amended, restated or otherwise modified without the prior written consent of Lender;

(b) create, incur, assume or suffer to exist any Lien upon, or any security interest in, any of Borrower’s Intellectual Property, whether now owned or hereafter created or acquired;

(c) sell, exchange, lease or otherwise transfer, or grant any Person an option to acquire, directly or indirectly, any of its properties or assets, other than (i) sales of Inventory for fair value in the ordinary course of businesses and (ii) dispositions for cash and fair value of Equipment, Fixtures, and other assets that the board of directors of the applicable Borrower determines in good faith are no longer used or useful in its business; provided, that (x) immediately after any such disposition the aggregate fair market value of all such assets disposed of pursuant to this clause (c)(ii) after the date hereof does not exceed $225,000 and the aggregate fair market value of all such assets disposed of during the Fiscal Year in which such disposition is made does not exceed $75,000, and (y) the net proceeds of all such asset dispositions under this clause (c)(ii) are applied to prepay the Obligations; and

(d) license any of the Collateral other than (i) license and distribution arrangements set forth on the Information Certificate, (ii) other license and distribution arrangement in replacement thereof on the same or similar terms, and (iii) other license and distribution arrangements with respect to the same products entered into in the ordinary course of business on commercially reasonable terms.

Section 6.4. Restriction on Fundamental Changes. Borrower shall not, and shall not permit its Subsidiaries to:

(a) consolidate or merge with or into any other Person other than the merger of a wholly owned Subsidiary of Borrower with and into the Borrower;

(b) liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution);

(c) transfer, assign, convey or grant to any other Person the right to operate or control any Location, whether by lease, sublease, management agreement, joint venture agreement or otherwise;

(d) without providing Lender with thirty (30) days’ prior written notice, change the jurisdiction of its organization, its organizational form or its legal name;

(e) suffer or permit any change in the name, organizational documents or governing documents of Borrower or any Subsidiary of Borrower without the prior written consent of Lender, including by filing or modification of any certificate of designation or any agreement or arrangement entered into by it with respect to any of its Stock (including any shareholders’ agreement), or enter into any new agreement with respect to any of its Stock, except for changes that do not change the capital structure or jurisdiction of incorporation or formation, as the case may be, of Borrower or such Subsidiary of Borrower or otherwise has no effect upon Lender’s rights and remedies hereunder or under the other Loan Documents, including, without limitation, Lender’s priority security interest in the Collateral (it being understood that if Borrower that is a partnership or limited liability company, or any Subsidiary of Borrower that is a partnership or a limited liability company, amends or modifies its organizational documents to cause such partnership interests or membership interests to be (a) dealt in or traded on securities exchanges or in securities markets, (b) become a security for the purposes of Article 8 of any relevant Uniform Commercial Code, (c) become an investment company security within the meaning of Section 8-103 of any relevant UCC or (d) be evidenced by a certificate, such amendment or modification shall be deemed to change the capital structure of Borrower requiring the prior written consent of Lender). Borrower shall deliver a copy of each such amendment to Lender promptly upon the adoption thereof.

(f) amend, modify or otherwise change its Fiscal Year; or

(g) consent to or acknowledge any of the foregoing.

Borrower agrees that compliance with this Section 6.4 is a material inducement to Lender’s advancing credit under this Agreement. Borrower further agrees that in addition to all other remedies available to Lender, Lender shall be entitled to specific enforcement of the covenants in this Section 6.4, including injunctive relief, to the full extent permitted by applicable Laws.

Section 6.5. Distributions and Management Fees. Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly declare, order, pay or make any “Distributions” (as defined below) to any of its Affiliates, to any shareholder or other Person holding an equity interest in Borrower or to any other Person related to or affiliated with any of the foregoing, except that the foregoing, including without limitation, any Principal, shall not restrict or prohibit wholly-owned Subsidiaries from making distributions or dividends to Borrower and shall not restrict Borrower or any Subsidiary from making Distributions to any wholly-owned Domestic Subsidiary; provided, however, Borrower may pay reasonable salaries to officers or employees, and reasonable fees to directors, under customary benefit programs or arrangements for employees, officers or directors, including, without limitation, equity based compensation programs, retirement or savings plans and similar plans, so long as (a) such payments, arrangements, programs and plans are in the ordinary course of business and consistent with past practice and (b) with respect to executive officers and directors, such payments, arrangements, programs and plans shall have been approved by the board of directors of the Company. “Distributions” shall mean management fees, consulting fees, servicing fees, salaries or other fees or compensation, lease or rental payments, repayments of or debt service on loans or other indebtedness, dividends or other distributions with respect to any of its stock, now or hereafter outstanding, the purchase, redemption or other acquisition for value of any of its stock, now or hereafter outstanding, or the return of any capital of its equity holders.

Section 6.6. Investments.

Borrower shall not, and shall not permit its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including, without limitation, any joint venture or general partnership, except (each of the following, collectively, the “Permitted Investments”):

(a) Cash and Cash Equivalents;

(b) (i) equity Investments owned as of the Closing Date and described in the Information Certificate, it being agreed that the amount of any such Investment as of the Closing Date may not be increased due to additional Investments made after the Closing Date and (ii) any Investment made after the Closing Date among entities comprising the Borrower;

(c) Investments consisting of deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with past practice;

(d) loans and advances to officers, directors or employees of Borrower and its Subsidiaries made in the ordinary course of business in an aggregate principal amount at any time outstanding not to exceed $25,000 in the aggregate;

(e) Investments consisting of loans and advances related to Indebtedness permitted pursuant to Sections 6.1(d) and (e),

(f) advances for business travel and similar temporary advances made in the ordinary course of business to officers, equity holders, directors, and employees of Borrower in the aggregate at any time outstanding not to exceed $10,000

(g) Investments in the ordinary course of business consisting of (i) endorsements for collection or deposit and (ii) customary trade arrangements with customers consistent with past practice.

Section 6.7. Subsidiaries. Except as expressly permitted under Section 6.6, Borrower shall not, and shall not permit its Subsidiaries to, form or acquire any Subsidiary, or make any investment in or any loan in the nature of an investment to, any other Person.

Section 6.8. Compliance with ERISA. Borrower shall not, and shall not permit its Subsidiaries to, allow, with respect to any Plan covered by Title IV of ERISA, any action that could reasonably be expected to result in Prohibited Transaction or any Reportable Event.

Section 6.9. Licenses. Borrower shall not, and shall not permit its Subsidiaries to, amend, alter or suspend or terminate or make provisional in any material way, any License listed on the Information Certificate or any other License that becomes necessary for the operation of Borrower’s or such Subsidiary’s business and the commercial distribution of its products or for the ownership or operation of any Location.

Section 6.10. Transactions with Affiliates. Borrower shall not, and shall not permit its Subsidiaries to, enter into any transaction with any Affiliate or Subsidiary of Borrower, other than transactions expressly permitted by Sections 6.1, 6.4, 6.5 or 6.6, except in the ordinary course of business and pursuant to the reasonable requirements of Borrower’s business or the business of such Subsidiary, as the case may be, and upon terms substantially the same and no less favorable to Borrower or such Subsidiary, as the case may be, as it would obtain in a comparable arm’s length transaction with any Person not such an Affiliate or Subsidiary, and so long as the transaction is not otherwise prohibited under this Agreement.

Section 6.11. Use of Lender’s Name/Press Releases. Borrower shall not, and shall not permit its Subsidiaries to, use Lender’s name (or the name of any of Lender’s Affiliates, including without limitation, GE Healthcare Financial Services, Inc.) in connection with any of its business operations. Borrower will not and will not permit its Affiliates to, in the future, issue any press release or other public disclosure using the name of Lender or any of its Affiliates or referring to this Agreement or the other Loan Documents without the prior written consent of Lender unless (and only to the extent that) Borrower or such Affiliate of Borrower is required to so disclose under law and then, in any event, such Borrower or Affiliate will consult with Lender before issuing such press release or other public disclosure. Borrower and each Subsidiary of Borrower consents to the publication by Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement. Borrower or any Subsidiary of Borrower may disclose to third parties that Borrower has a borrowing relationship with Lender.

Section 6.12. Contracts and Agreements/No Negative Pledge. Borrower shall not, and shall not permit any Subsidiary to, become or be a party to any contract or agreement, other than this Agreement, (a) that would breach this Agreement or any other Borrower Contract, (b) prohibiting the creation or assumption of any Lien upon its property or assets, whether now owned or hereafter acquired, or (c) that would create or otherwise cause to suffer to exist or become effective, any consensual encumbrance or restriction on the ability of Borrower to pay any Indebtedness, transfer any of its property or assets or make any loans or advances.

Section 6.13. Margin Stock. Borrower shall not, and shall not permit any Subsidiary to, use the proceeds of a Loan to carry or purchase any “margin security” within the meaning of Regulations U, T or X of the Board of Governors of the Federal Reserve System.

Section 6.14. Truth of Statements and Certificates. Borrower will not furnish to Lender any certificate or other document that contains any untrue statement of a material fact or that omits to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

Section 6.15. Capital Markets. Borrower shall not, and shall not permit any Subsidiary to, issue, offer or sell its debt or equity securities in any public or private capital market unless: (a) such issuance, offer or sale would not cause or would not reasonably be expected to cause a material adverse change in, or material adverse effect upon any of (i) the financial condition, operations, business, properties or prospects of Borrower or such Subsidiary, (ii) the rights and remedies of Lender under any Loan

Document, or the ability of Borrower or such Subsidiary to perform any of its obligations under any Loan Document to which it is a party, (iii) the legality, validity or enforceability of any Loan Document, or (iv) the existence, perfection or priority of any security interest granted in any Loan Document or the value of any material Collateral and (b) no Default has occurred and is continuing.

ARTICLE VII

SECURITY AGREEMENT; PROVISIONS RELATING TO

ACCOUNTS COLLATERAL AND INVENTORY COLLATERAL

Section 7.1. Grant of Security Interest. As security for the prompt payment and performance of the Obligations whether at stated maturity, by acceleration or otherwise, Borrower hereby grants, pledges and assigns to Lender a continuing first priority Lien on and security interest in, upon, and to, all right, title and interest in and to any and all property and interests in property of Borrower whether now owned or hereafter created, acquired or arising, including all of the following properties and interests in properties (collectively, the “Collateral”):

(a)	all Accounts;

(b)	all Chattel Paper (whether tangible or electronic);

(c)	all Commercial Tort Claims, as more particularly described in the Information Certificate;

(d)	all Deposit Accounts;

(e)	all Documents;

(f)	all Equipment;

(g)	all Fixtures;

(h)	all Goods;

(i)	all Instruments;

(j)	all Inventory;

(k)	all Investment Property and Financial Assets;

(l)	all Letter-of-Credit Rights;

(m)	all Payment Intangibles, and General Intangibles;

(n)	the Stock of Borrower identified in the Information Certificate under the name of such Borrower and all other shares of capital stock or other equity interests of whatever class, now or hereafter owned by Borrower, and all certificates evidencing the same (collectively, the “Pledged Securities”), together with, in each case:

(i)	all shares, securities, Stock, moneys or property representing a dividend on any of the Pledged Securities, or representing a distribution or return of capital upon or in respect of the Pledged Securities, or resulting from a split-up, revision, reclassification or other like change of the Pledged Securities or otherwise received in exchange therefor, and any subscription warrants, rights or options issued to the holders of, or otherwise in respect of, the Pledged Securities, and

(ii)

without affecting the obligations of such Borrower under any provision prohibiting such action hereunder, in the event of any consolidation or merger in which the issuer of any Pledged Security is not the surviving entity, all shares of each class of the capital stock of the successor corporation (unless such successor corporation is such Borrower itself), or all other Stock, as applicable, formed by or resulting from such consolidation or merger (the Pledged Securities, together with all other certificates, shares, securities, Stock, properties or moneys as may from time to time be pledged hereunder pursuant to this clause (ii) and clause (i) above being herein collectively called the “Securities Collateral”);

(o)	all Borrower Contracts;

(p)	all Pledged Debt;

(q)	all Securities Entitlements;

(r)	all Software;

(s)	all other tangible and intangible personal property whatsoever of such Borrower; and

(t)	all Proceeds, Supporting Obligations, products, offspring, accessions, rents, profits, income, benefits, substitutions and replacements of and to any of the Collateral and, to the extent related to any Collateral, all books, correspondence, credit files, records, invoices and other documents (including, without limitation, all tapes, cards, computer runs and other documents and documents in the possession or under the control of such Borrower or any computer bureau or service company from time to time acting for such Borrower);

provided, however, in no event shall the security interest granted under this Section 7.1 attach to (i) any of the outstanding Stock of a Subsidiary other than a Domestic Subsidiary in excess of 65% of the voting power of all classes of Stock of such Subsidiary entitled to vote, (ii) any Intellectual Property of Borrower or (iii) any lease, license, contract, property rights or agreement to which Borrower is a party or any of its rights or interests thereunder if and for so long as the grant of such security interest shall constitute or result in (A) the abandonment, invalidation or unenforceability of any right, title or interest of the Borrower therein or (B) in a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract property rights or agreement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); provided, however, that such security interest shall attach immediately at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied and to the extent severable, shall attach immediately to any portion of such lease, license, contract, property rights or agreement that does not result in any of the consequences specified in clause (A) or (B) above.

Section 7.2. Security Agreement. This Agreement shall constitute a security agreement as that term is used in the Uniform Commercial Code in effect in the jurisdiction(s) in which Borrower is organized and in the jurisdiction(s) in which the Collateral is situated.

Section 7.3. Preservation of Security Interests. In addition to the provisions of Sections 5.1(a), 5.14 and 5.19, Borrower shall, upon request of Lender, furnish to Lender such further information, execute and deliver to Lender such documents and instruments (including, without limitation, Uniform Commercial Code financing statements) and shall do such other acts and things as Lender may at any time reasonably request relating to the perfection or protection of the security interest created by this Agreement or for the purpose of carrying out the intent of this Agreement. Without limiting the foregoing, Borrower shall cooperate and do all acts deemed necessary or advisable by Lender to continue a perfected first security interest in the Collateral, subject only to Permitted Liens, and shall obtain and furnish to Lender any subordinations, releases, landlord waivers, lessor waivers, mortgage waivers, or control agreements, and similar documents as may be from time to time requested by, and in form and substance satisfactory to Lender. Borrower authorizes Lender to file a financing statement and amendments thereto describing the Collateral as “all assets”, or words of similar import, and containing any other information required by the applicable Uniform Commercial Code. Borrower irrevocably grants to Lender the power to sign Borrower’s name and generally to act on behalf of Borrower to execute and file applications for title, transfers of title, financing statements, notices of lien and other documents pertaining to any or all of the Collateral, obtain and promptly deliver to Lender such certificate showing the lien of this Agreement with respect to the Collateral.

Section 7.4. Accounts Administration.

(a) All data and other information relating to Accounts or other intangible Collateral shall at all times be kept by Borrower at its principal office(s) as set forth on the Information Certificate and, except in the ordinary course of business in which case Lender shall be promptly notified in writing no later than ten (10) Business Days after such move, shall not be moved from such locations without obtaining the prior written consent of Lender, which consent shall not be unreasonably withheld.

(b) Borrower shall keep accurate and complete records of its Accounts and all payments and collections thereon and sales thereof and shall submit to Lender on such periodic basis as Lender shall reasonably request a sales and collections report for the preceding period, in form satisfactory to Lender. In addition, if an Accounts becomes ineligible because it falls within one of the specified categories of ineligibility set forth in the definition of Eligible Accounts or otherwise, Borrower shall notify Lender of such occurrence no later than the third Business Day following Borrower obtaining knowledge of such occurrence and the Borrowing Base shall thereupon be adjusted to reflect such occurrence.

(c) If an Event of Default has occurred and is continuing (whether or not any such Event of Default has resulted in acceleration pursuant to Section 8.2), any of Lender’s officers, employees or agents shall have the right, at any time or times hereafter, in the name of Lender or any designee of Lender, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone or otherwise, including, but not limited to, verification of Borrower’s compliance with applicable Laws. Borrower shall cooperate fully with Lender in an effort to facilitate and promptly conclude such verification process. Such verification may include contacts between Lender and applicable federal, state and local regulatory authorities having jurisdiction over Borrower’s affairs, all of which contacts Borrower hereby irrevocably authorizes.

(d) Lender shall have the right at any time to notify Account Debtors that Accounts have been assigned to Lender and, following the occurrence of an Event of Default (whether or not any such Event of Default has resulted in acceleration pursuant to Section 8.2), that payment of such Accounts shall be made directly by such Account Debtors to Lender (and once such notice has been given to an Account Debtor, Borrower shall not give any contrary instructions to such Account Debtor without Lender’s prior written consent).

(e) No Borrower has made, or will make, any agreement with any Account Debtor for any extension of the time for payment of the Account, any compromise or settlement for less than the full amount thereof, any release of any Account Debtor from liability therefor, or any deduction therefrom except a discount or allowance for prompt or early payment allowed by Borrower in the ordinary course of its business consistent with its historical practices and as previously disclosed to Lender in writing.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.1. Events of Default. Each of the following (individually, an “Event of Default” and collectively, the “Events of Default”) shall constitute an event of default under this Agreement (all cure periods provided for in this Section shall run concurrently with any cure period provided for in any Loan Document in which “Events of Default” are specified):

(a) Borrower shall fail to pay when due any principal, interest, premium or fee under this Agreement, any Note or other Loan Document or any other amount payable under any Loan Document;

(b) a default in the due observance or performance by Borrower of the Obligations of any other term, covenant or agreement contained any of Articles VI, VII or Section 5.17; provided, however, any such default in the due observance or performance of the Obligations of any term, covenant or agreement contained in Sections 5.17, 6.1, 6.2, 6.5, 6.6, 6.7, 6.8, 6.9, 6.10 or 6.13 shall constitute an Event of Default only with respect to the Revolving Facility;

(c) a default in the due observance or performance by Borrower of the Obligations of any term, covenant or agreement other than any such term referred to in any other provision of this Section 8.1, and such default shall not have been remedied or waived within fifteen (15) days after the earlier of (i) an officer of Borrower becoming aware of such default or (ii) receipt by Borrower of notice from Lender of such default; provided, however, any such default in the due observance or performance of the Obligations of any such term, covenant or agreement contained in Sections 5.1(b)(i) (regarding only a “going concern” or like exception or qualification on Borrower’s audited financial statements), 5.3, 5.10, 5.11, 5.13, 5.15, 5.16, 5.18 or Exhibit D shall constitute an Event of Default only with respect to the Revolving Facility;

(d) any representation, warranty or certification made by, or on or behalf of, Borrower, or any officer of Borrower, in any of the Loan Documents, any financial statement, or any statement or representation made in any other certificate delivered in connection with the Loan Documents proves to have been incorrect or misleading in any material respect when made; provided, however, such any representation, warranty or certification made pursuant to Sections 4.11, 4.12, 4.14, 4.18, 4.19, 4.20, 4.22, 4.24 or 4.25 that proves to have been incorrect or misleading in any material respect when made shall constitute an Event of Default only with respect to the Revolving Facility;

(e) Borrower or any Subsidiary of Borrower shall fail to make any payment when due in respect of any Indebtedness, other than the Obligations;

(f) any event or condition shall occur which (i) results in the acceleration of the maturity of any Indebtedness, other than the Obligations, (ii) enables (or, with the giving of notice or lapse of time or both, would enable) the holder or holders of any Indebtedness, other than the Obligations, or any Person acting on such holder’s behalf, to accelerate the maturity of any such Indebtedness, or (iii) results in a violation of, or a default under, any provision of the certificate of incorporation, certificate of formation or certificate of limited liability partnership, bylaws, operating agreement, limited liability company interest, partnership agreement or similar document of Borrower or any Subsidiary of Borrower;

(g) Borrower or any Subsidiary of Borrower makes an assignment for the benefit of creditors, offers a composition or extension to creditors, or makes or sends notice of an intended bulk sale of any business or assets now or hereafter conducted or owned by Borrower or such Subsidiary of Borrower;

(h) Borrower or any Subsidiary of Borrower shall (i) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its properties or assets, (ii) consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, (iii) cease to be Solvent, make a general assignment for the benefit of creditors or (iv) fail generally, shall not be able or shall admit in writing its inability, to pay its debts as they become due, or shall take any action in furtherance of, or indicating its consent to, or approval of or acquiescence in any of the foregoing;

(i) an involuntary case or other proceeding shall be commenced against Borrower or any Subsidiary of Borrower seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days, or an order for relief shall be entered against Borrower or any Subsidiary of Borrower under any bankruptcy laws as now or hereafter in effect, or Borrower or any Subsidiary of Borrower shall take any action in furtherance of, or indicating its consent to, or approval of or acquiescence in any of the foregoing;

(j) any judgment, order or final settlement for the payment of money (less the proceeds of any insurance coverage applicable thereto and as to which the insurance company has acknowledged coverage), which individually equals or exceeds $100,000 or when aggregated with other such judgments, orders or final settlements equals or exceeds $250,000, shall be rendered against any Borrower or Subsidiary of Borrower and such judgment, order or final settlement shall continue unsatisfied and unstayed for a period of ten (10) days;

(k) (i) the institution of any steps by Borrower or any member of the Controlled Group or any other Person to terminate a Pension Plan if as a result of such termination Borrower or any member of the Controlled Group could reasonably be expected to be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $50,000; (ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302 of ERISA; (iii) there shall occur any withdrawal or partial withdrawal from a Multiemployer Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Plans as a result of such withdrawal (including any outstanding withdrawal liability that Borrower and the members of the Controlled Group have incurred on the date of such withdrawal) exceeds $50,000; (iv) with respect to any Plan, Borrower or any member of the Controlled Group shall incur an accumulated funding deficiency or request a funding waiver from the IRS; or (v) there shall occur an ERISA Event or a non-exempt prohibited transaction within the meaning of Section 406 of ERISA or IRC Section 4975; provided, however, that the events listed in clauses (iv) and (v) hereof shall constitute Events of Default only if the liability, deficiency or waiver request, whether or not assessed, could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; provided, further, any such event listed in clauses (i) through (iv) hereof shall constitute an Event of Default only with respect to the Revolving Facility;

(l) (i) any member of a Controlled Group shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the IRC) involving any Plan; (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan (other than a Permitted Lien) shall arise on the assets of Borrower or any Controlled Group; (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, with Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Lender, likely to result in the termination of such Plan for purposes of Title IV of ERISA; (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA; (v) Borrower, any Subsidiaries of Borrower or any Controlled Group shall, or in the reasonable opinion of the Lender is likely to, incur any liability in connection with a withdrawal form, or the insolvency or reorganization of, any Multi-employer Plan; or (vi) any other similar event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) hereof, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; provided, however, the occurrence of any such event or condition listed in clauses (i) through (vi) hereof shall constitute an Event of Default only with respect to the Revolving Facility;

(m) any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any Location of Borrower, if any such event or circumstance, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(n) any material provision of any Loan Document shall for any reason cease to be valid, binding and enforceable against Borrower for any reason, or Borrower or any Subsidiary of Borrower shall so assert in writing or the Lien created by any of the Collateral Documents shall at any time fail to constitute a valid and perfected Lien on any portion of the Collateral purported to be secured thereby which is deemed material by the Lender, subject to no prior or equal Lien except Permitted Liens, or Borrower or any Subsidiary of Borrower shall so assert in writing;

(o) there shall have occurred a Change of Control;

(p) Borrower, any Subsidiary of Borrower or any of its respective directors or senior officers, including any Principal, is criminally indicted or convicted of or under a law that could lead to a forfeiture of Collateral; provided, however, any such indictment or conviction shall constitute an Event of Default only with respect to the Revolving Facility;

(q) Borrower or any Subsidiary of Borrower shall be prohibited, enjoined or otherwise materially restrained from conducting the business theretofore conducted by it by virtue of any determination, ruling, decision, decree or order of any Governmental Authority and such determination, ruling, decision, decree or order remains unstayed and in effect for any period of ten (10) days beyond any period for which any business interruption insurance policy of the Borrower or any Subsidiary of Borrower shall provide full coverage to such Borrower or Subsidiary of Borrower with respect to any losses and lost profits; provided, however, any such prohibition, enjoinment or restraint shall constitute an Event of Default only with respect to the Revolving Facility;

(r) any default by Borrower or any Subsidiary of Borrower under the terms of any Material Borrower Contract, following the expiration of any applicable notice and cure period, shall have occurred and such default has or could reasonably be expected to have a Material Adverse Effect; provided, however, the occurrence of any such default shall constitute an Event of Default only with respect to the Revolving Facility;

(s) the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by Borrower or any Subsidiary of Borrower, if such loss, suspension, revocation or failure to renew, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; provided, however, any such loss, suspension, revocation or failure shall constitute an Event of Default only with respect to the Revolving Facility; and

(t) there is a material adverse change in Borrower’s financial condition or there shall have occurred any event or condition that is reasonably likely to result in a material adverse effect on Borrower’s business, prospects or financial condition as determined solely by Lender.

Notwithstanding (i) the foregoing or any other provision of this Agreement to the contrary, any action, default, event or condition constituting an Event of Default only with respect to the Revolving Facility that results in the declaration of acceleration of the Obligations under or related to the Revolving Note pursuant to Section 8.2, other than a breach of the covenant contained in Section 5.17, shall also be deemed to be an Event of Default with respect to the Term Facility, and (ii) any provision of this Agreement which makes reference to the continuance of a Default, nothing in this Agreement shall be construed to permit Borrower or any Subsidiary to cure a Default following the lapse of the applicable cure period, and neither Borrower nor any Subsidiary of Borrower shall have any such right in any instance unless specifically granted in writing by Lender.

Section 8.2. Acceleration.

Upon the occurrence of any of the foregoing Events of Default, the Obligations under or related to the Notes shall become immediately due and payable and the obligation to lend under the Revolving Facility will terminate, each upon declaration to that effect delivered by Lender to Borrower; provided, however, upon the occurrence of any action, default, event or condition constituting an Event of Default only with respect to the Revolving Facility, only the Obligations under or related to the Revolving Note shall become immediately due and payable and the obligation to lend under the Revolving Facility will terminate, each upon declaration to that effect delivered by Lender to Borrower; provided, further upon the happening of any event specified in Sections 8.1(g), (h) or (i), all Obligations shall be immediately due and payable without declaration or other notice to Borrower, in each case, including, without limitation any deferred commitment fees, exit fees or other fees due upon any termination of this Agreement. For avoidance of doubt, in no event shall the Lender accelerate the Term Facility based solely on a breach of the covenant contained in Section 5.17.

Section 8.3. Remedies.

(a) Upon the occurrence of and during the continuance of an Event of Default, Lender, in addition to all other rights, options, and remedies granted to Lender under this Agreement or at law or in equity, may take any of the following steps (which list is given by way of example and is not intended to be an exhaustive list of all such rights and remedies):

(i) Terminate the Credit Facilities, whereupon all outstanding Obligations (including, without limitation any deferred commitment fees or other fees due upon any termination of this Agreement) shall be immediately due and payable; provided, however, upon the occurrence and during the continuance of any action, default, event or condition constituting an Event of Default only with respect to the Revolving Facility, Lender may only terminate the Revolving Facility;

(ii) Exercise all other rights granted to it under this Agreement and the other Loan Documents and all rights under the UCC in effect in the applicable jurisdiction(s) and under any other applicable laws; and

(iii) Exercise, either directly or through one or more assignees or designees, all rights and remedies under all Loan Documents now or hereafter in effect, including but not limited to:

(A) The right to take possession of, send notices regarding, and collect directly the Collateral, with or without judicial process;

(B) The right to (by its own means or with judicial assistance) enter any of Borrower’s premises and take possession of the Collateral, or render it unusable, or dispose of the Collateral on such premises in compliance with subsection (C) below, without any liability for rent, storage, utilities, or other sums, and Borrower shall not resist or interfere with such action;

(C) The right to require Borrower at Borrower’s expense to assemble all or any part of the Collateral and make it available to Lender at any place designated by Lender;

(D) The right to use the Collateral and/or funds in the Lender’s Concentration Account and other cash pledged to Lender in satisfaction of the Obligations; and

(E) The right to enforce Borrower’s rights against Account Debtors and other obligors, including, but not limited to, the right to collect Accounts directly in Lender’s own name and to charge the collection costs and expenses, including attorneys’ fees, to Borrower.

(b) Borrower hereby irrevocably designates, makes, constitutes and appoints Lender (and all persons designated by Lender) as Borrower’s true and lawful attorney-in-fact, and authorizes Lender, in Borrower’s name, to, following the occurrence and during the continuance of an Event of Default (whether or not any such Event of Default has resulted in acceleration pursuant to Section 8.2): (i) demand payment of Borrower’s Accounts; (ii) enforce payment of Borrower’s Accounts by legal proceedings or otherwise; (iii) exercise all of Borrower’s rights and remedies with respect to proceedings brought to collect an Account; (iv) sell or assign any Account upon such terms, for such amount and at such time or times as Lender deems advisable; (v) settle, adjust, compromise, extend or renew an Account; (vi) discharge and release any Account; (vii) prepare, file and sign Borrower’s name on any proof of claim in bankruptcy or other similar document against an Account Debtor of Borrower; (viii) notify the post office authorities to change the address for delivery of Borrower’s mail to an address designated by Lender, and open and deal with all mail addressed to Borrower; (ix) do all acts and things that are necessary, in Lender’s sole discretion, to fulfill Borrower’s obligations under this Agreement; (x) take control in any manner of any item of payment or proceeds thereof; (xi) have access to any lockbox or postal box into which Borrower’s mail is deposited; (xii) endorse Borrower’s name upon any items of payment or proceeds thereof and deposit the same in Lender’s account on account of the Obligations; (xiii) endorse Borrower’s name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Account or any goods pertaining thereto; and (xiv) sign Borrower’s name on any verification of Accounts and notices thereof to Account Debtors.

Section 8.4. Nature of Remedies. Lender shall have the right to proceed against all or any portion of the Collateral to satisfy in any order (a) the liabilities and Obligations of Borrower to Lender under this Agreement or (b) the liabilities and obligations of Borrower to Lender under the other Loan Documents. All rights and remedies granted Lender under this Agreement and under any other Loan Document, or otherwise available at law or in equity, shall be deemed concurrent and cumulative, and not alternative remedies, and Lender may proceed with any number of remedies at the same time until the Loan, and all other existing and future liabilities and obligations of Borrower to Lender, are satisfied in full. The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and Lender, upon the occurrence of an Event of Default, may proceed against Borrower, and/or the Collateral, at any time, under any agreement, with any available remedy and in any order. All sums received from Borrower and/or the Collateral in respect of the Loan may be applied by Lender to any other liabilities and obligations of Borrower under the Loan Documents in such order of application and in such amounts as Lender shall deem appropriate in its discretion. Borrower waives any right it may have to require Lender to pursue any Person for any of the Obligations.

Section 8.5. Waivers by Borrower. Except as otherwise provided for in this Agreement and to the fullest extent permitted by applicable law, Borrower waives: (a) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all Loan Documents, the Notes or any other notes, commercial paper, Accounts, contracts, documents, instruments, chattel paper and guaranties at any time held by Lender on which Borrower may in any way be liable, and hereby ratifies and confirms whatever Lender may do in this regard; (b) all rights to notice and a hearing prior to Lender’s taking possession or control of, or to Lender’s replevy, attachment or levy upon, any Collateral or any bond or security that might be required by any court prior to allowing Lender to exercise any of its remedies; and (c) the benefit of all valuation, appraisal and exemption Laws. Borrower acknowledges that it has been advised by counsel of its choices and decisions with respect to this Agreement, the other Loan Documents and the transactions evidenced hereby and thereby.

Section 8.6. Marshalling. Lender shall have no obligation to marshal any assets in favor of Borrower, or against or in payment of any of the other Obligations or any other obligation owed to Lender by Borrower.

ARTICLE IX

MISCELLANEOUS

Section 9.1. Expenses and Taxes.

(a) Borrower agrees to pay, whether or not the Closing occurs, a reasonable documentation preparation fee, together with actual legal, audit and appraisal fees and all other out-of-pocket charges and expenses (including reasonable attorneys’ fees) incurred by Lender in connection with the negotiation, preparation, legal review and execution of each of the Loan Documents, including but not limited to UCC and judgment lien searches, title, litigation, tax and bankruptcy searches, title insurance policies, environmental insurance policies and UCC filings and fees for post-Closing UCC, title and other lien searches as specified in Section 5.7. In addition, Borrower shall pay all such fees and expenses associated with any amendments, modifications and terminations to the Loan Documents following Closing.

(b) Borrower agrees to pay all fees and expenses incurred by Lender in connection with audits of Borrower’s books and records, audits and valuations of Borrower’s inventory, appraisals of the Collateral and such other matters incident to the administration of the transactions contemplated by this Agreement as Lender shall deem appropriate.

(c) Borrower also agrees to pay all out-of-pocket charges and expenses incurred by Lender (including the court costs and fees and expenses of Lender’s counsel, advisers and consultants) in connection with (i) the enforcement, protection or preservation of any right or claim of Lender, (ii) recording, filing and registration fees and charges, mortgage or documentary taxes, UCC searches, title and survey charges, (iii) all fees and disbursements of Lender’s consultants, (iv) the termination of this Agreement, (v) the creation, preservation, perfection, maintenance, amendment and termination of any Liens of Lender on the Collateral and (vi) the collection of any amounts due under the Loan Documents.

(d) If Lender uses in-house counsel for any of the purposes set forth in (a), (b) or (c) above, Borrower agrees that its Obligations under the Loan Documents include reasonable charges for such work commensurate with the fees that would otherwise be charged by outside legal counsel selected by Lender for the work performed. Borrower acknowledges that Lender may use both in–house and outside counsel for any of such purposes but Lender shall use reasonable efforts to avoid duplicate fees for the same tasks.

(e) Borrower shall pay all taxes (other than taxes based upon or measured by Lender’s income or revenues or any personal property tax), if any, in connection with the issuance of the Notes and the recording of any Loan Documents. The obligations of Borrower under this clause (e) shall survive the payment of Borrower’s indebtedness under this Agreement and the termination of this Agreement.

Section 9.2. My AccountSM. In consideration of being given access to and the right to use the MyAccount website and service of Lender, Borrower hereby agrees to the terms and conditions set forth on Exhibit F, attached hereto, as such may be amended by Lender from time to time by posting revised terms and conditions on the MyAccount website. In the event Borrower elects not to utilize the MyAccount website to electronically submit a Borrowing Base Certificate to Lender in connection with a request for an Advance, Lender will be entitled to assess a fee equal to Twenty Five Dollars ($25) for each such request.

Section 9.3. Judgment Currency.

(a) The obligations of any Borrower under this Agreement and the other Loan Documents to make payments in US dollars (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Lender of the full amount of the Obligation Currency expressed to be payable to the Lender under this Agreement or the other Loan Documents. If, for the purpose of obtaining or enforcing a judgment against any Borrower in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency, the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the rate of exchange quoted by the Lender, determined, in each case, as of the business day immediately preceding the day on which the judgment is given (such business day, the “Judgment Currency Conversion Date”).

(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, Borrower covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the actual date of payment, will produce the amount of the Obligation Currency that could have been purchased with the amount of the Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c) For purposes of determining any rate of exchange for this Section 9.3, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

Section 9.4. Entire Agreement; Amendments. This Agreement and the other Loan Documents constitute the full and entire understanding and agreement among the parties with regard to their subject matter and supersede all prior written or oral agreements, understandings, representations and warranties made with respect thereto. No amendment, supplement or modification of this Agreement nor any waiver of any provision thereof shall be made except in writing executed by the party against whom enforcement is sought.

Section 9.5. No Waiver; Cumulative Rights. No waiver by any party to this Agreement of any one or more defaults by the other party in the performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any future default or defaults, whether of a like or different nature. No failure or delay on the part of any party in exercising any right, power or remedy under this Agreement, nor acceptance of partial performance or partial payment, shall operate as a waiver of such right, power or remedy nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise of such right, power or remedy or the exercise of any other right, power or remedy. The remedies provided for in this Agreement are cumulative and are not exclusive of any remedies that may be available to any party to this Agreement at law, in equity or otherwise.

Section 9.6. Notices. Any notice or other communication required or permitted under this Agreement shall be in writing and personally delivered, mailed by registered or certified mail (return receipt requested and postage prepaid), sent by telecopier (with a confirming copy sent by regular mail), or sent by prepaid overnight courier service, and addressed to the relevant party at its address set forth below, or at such other address as such party may, by written notice, designate as its address for purposes of notice under this Agreement:

(a)	If to Lender, at:

General Electric Capital Corporation
2 Bethesda Metro Center, Suite 600
Bethesda, Maryland 20814-5318
Attention: General Counsel
Telephone: (301) 961-1640
Telecopier: (301) 664-9866

(b)	If to Borrower, at:

NimbleGen Systems, Inc
One Science Court
Madison, Wisconsin 53711
Attention: David Snyder (or other individual acting as Chief Financial Officer of NimbleGen Systems, Inc.)
Telephone: (608) 218-7600
Telecopier: (608) 218-7601

If mailed, notice shall be deemed to be given five (5) days after being sent, and if sent by personal delivery, telecopier or prepaid courier, notice shall be deemed to be given when delivered.

Section 9.7. Severability. If any term, covenant or condition of this Agreement, or the application of such term, covenant or condition to any party or circumstance, shall be found by a court of competent jurisdiction to be, to any extent, invalid or unenforceable, the remainder of this Agreement and the application of such term, covenant, or condition to parties or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term, covenant or condition shall be valid and enforced to the fullest extent permitted by law. Upon determination that any such term is invalid, illegal or unenforceable, Lender may, but is not obligated to, advance funds to Borrower under this Agreement until the parties to this Agreement amend this Agreement so as to effect the original intent of the parties as closely as possible in a valid and enforceable manner.

Section 9.8. Successors and Assigns. This Agreement, the Note, and the other Loan Documents shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns and shall bind all Persons who become bound as a debtor to this Agreement. Notwithstanding the foregoing, Borrower may not assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Lender, which may be withheld in Lender’s discretion. Lender may, from time to time, without the consent of Borrower, sell, transfer, pledge, assign and convey the Credit Facilities and the Loan Documents (or any interest therein) and may grant participations in the Credit Facilities (it being acknowledged that any successor in interest to all or any interest in the Credit Facilities and the Loan Documents shall have all the rights of Lender hereunder) to any commercial bank or other financial institution, or with the consent of Borrower, which consent shall not be unreasonably withheld, any other Person. Borrower agrees to cooperate with Lender’s efforts to do any of the foregoing and to execute all documents reasonably required by Lender in connection therewith.

Section 9.9. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one instrument. Facsimile signatures on this Agreement shall be treated for all purposes as binding on such signatory to the same extent as an original signature; provided, however, if a party delivers an executed counterpart of this Agreement, such party shall deliver to the Lender (or its counsel) such number of original signatures of this Agreement promptly as requested by Lender after its effectiveness.

Section 9.10. Survival of Terms. All covenants, agreements, representations and warranties made in this Agreement, any other Loan Document, and in any certificates and other instruments delivered in connection with this Agreement shall be considered to have been relied upon by Lender and shall survive the making by Lender of the Credit Facilities contemplated by this Agreement and the execution and delivery to Lender of the Note, and shall continue in full force and effect until all Obligations of Borrower to Lender are satisfied in full. All indemnity obligations of Borrower under any of the Loan Documents shall survive the termination of such Loan Document. Borrower’s Obligations under this Agreement shall continue to be effective, and Borrower’s Obligations shall be reinstated, if at any time payment of all or any part of the of the Obligations is rescinded or must otherwise be returned or restored by Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or otherwise, all as though such payment had not been made.

Section 9.11. Release of Lender. For and in consideration of the Loan and each advance or other financial accommodation hereunder, Borrower voluntarily, knowingly, unconditionally, and irrevocably, with specific and express intent, for and on behalf of itself and its agents, attorneys, heirs, successors, and assigns (collectively the “Releasing Parties”) does hereby fully and completely release, acquit and forever discharge Lender, and its successors, assigns, heirs, affiliates, subsidiaries, parent companies, principals, directors, officers, employees, shareholders and agents (hereinafter called the “Lender Parties”), and any other person, firm, business, corporation, insurer, or association that may be responsible or liable for the acts or omissions of Lender Parties, or who may be liable for the injury or damage resulting therefrom (collectively the “Released Parties”), of and from any and all actions, causes of action, suits, debts, disputes, damages, claims, obligations, liabilities, costs, expenses and demands of any kind whatsoever, at law or in equity, whether matured or unmatured, liquidated or unliquidated, vested or contingent, choate or inchoate, known or unknown (“Claims”) that the Releasing Parties (or any of them) have or may have, against the Released Parties or any of them (whether directly or indirectly); provided, however, no Released Party shall be released for Claims arising from such Released Party’s gross negligence or willful misconduct as determined as a final judgment by a court of competent jurisdiction. Each Borrower acknowledges that the foregoing release is a material inducement to Lender’s decision to extend to Borrower the financial accommodations hereunder and has been relied upon by Lender in agreeing to make the Loan and in making each advance of Loan proceeds hereunder.

Section 9.12. Time. Whenever Borrower is required to make any payment or perform any act on a Saturday, Sunday, or a legal holiday under the laws of the State of New York (or other jurisdiction where Borrower is required to make the payment or perform the act), the payment may be made or the act performed on the next Business Day. Time is of the essence in Borrower’s performance under this Agreement and all other Loan Documents.

Section 9.13. Commissions. Except as disclosed in the Information Certificate, the transaction contemplated by this Agreement was brought about by Lender and Borrower acting as principals and without any brokers, agents, or finders being the effective procuring cause. Borrower represents that it has not committed Lender to the payment of any brokerage fee, commission, or charge in connection with this transaction. If any such claim is made on Lender by any broker, finder, or agent or other person, Borrower will indemnify, defend, and hold Lender harmless from and against the claim and will defend any action to recover on that claim, at Borrower’s cost and expense, including Lender’s counsel fees. Borrower further agrees that until any such claim or demand is adjudicated in Lender’s favor, the amount demanded will be deemed a liability of Borrower under this Agreement, secured by the Collateral.

Section 9.14. Third Parties. No rights are intended to be created under this Agreement or under any other Loan Document for the benefit of any third party donee, creditor, or incidental beneficiary of Borrower. Nothing contained in this Agreement shall be construed as a delegation to Lender of Borrower’s duty of performance, including, without limitation, Borrower’s duties under any account or contract in which Lender has a security interest.

Section 9.15. Discharge of Borrower’s Obligations. Lender, in its discretion, shall have the right at any time, and from time to time, without prior notice to Borrower if Borrower fails to do so in the manner required by this Agreement, to: (a) obtain insurance covering any of the Collateral as required under this Agreement; (b) pay for the performance of any of Borrower’s obligations under this Agreement; (c) discharge taxes, Liens, security interests, or other encumbrances at any time levied or placed on any of the Collateral in violation of this Agreement unless Borrower is in good faith with due diligence by appropriate proceedings contesting those items; and (d) pay for the maintenance and preservation of any of the Collateral. Expenses and advances shall be added to the outstanding balance of the Credit Facilities (to such Credit Facility as Lender shall elect) until reimbursed to Lender and shall be secured by the Collateral and payable immediately upon demand of Lender. Any such payments and advances by Lender shall not be construed as a waiver by Lender of an Event of Default.

Section 9.16. Confidential Information. Borrower will not disclose any contents of this Agreement or the other Loan Documents to any third party (including, without limitation, any financial institution or intermediary) without Lender’s prior written consent, other than to Borrower’s officers or directors on an need-to-know basis. Borrower agrees to inform all such persons who receive information concerning this Agreement that such information is confidential and may not be disclosed to any other Person.

Section 9.17. Indemnity. Borrower hereby indemnifies and agrees to defend (with counsel acceptable to Lender) and hold harmless Lender, its partners, officers, directors, attorneys, consultants, agents and employees (collectively, “Indemnitee”) from and against any liability, loss, cost, expense (including reasonable attorneys’ fees and expenses for both in-house and outside counsel), claim, damage, suit, action or proceeding ever suffered or incurred by Lender or in which Lender may ever be or become involved (whether as a party, witness or otherwise) by reason of this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined as a final judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. Notwithstanding any contrary provision in this Agreement, the obligation of Borrower under this Section 9.17 shall survive the payment in full of the Obligations and the termination of this Agreement. Borrower shall pay all obligations under this Section 9.17 immediately upon demand by Lender. Each such obligation shall be added to, and considered to be part of, the principal of the Notes, and shall bear interest from the date the obligation arises at the highest interest rate then in effect. NO INDEMNITEE PERSON SHALL BE RESPONSIBLE OR LIABLE TO THE BORROWER OR TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES (BUT NOT ACTUAL DAMAGES) WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

Section 9.18. Appointment of Lender under this Agreement. Each of the entities comprising Borrower hereby irrevocably appoints and constitutes Borrower Agent as its agent to request and receive the proceeds of advances in respect of the Credit Facilities (and to otherwise act on behalf of each such entity pursuant to this Agreement and the other Loan Documents) from Lender in the name or on behalf of each such entity. Lender may disburse such proceeds to the bank account of Borrower Agent without notice to any of the other entities comprising Borrower or any other Person at any time obligated on or in respect of the Obligations. This authorization is coupled with an interest and shall be irrevocable, and Lender may rely on any notice, request, or information supplied by Borrower Agent, every document executed by Borrower Agent, every agreement made by Borrower Agent or other action taken by Borrower Agent in respect of Borrower or any thereof as if the same were supplied, made or taken by any or all Borrower. No purported termination of the appointment of Borrower Agent as agent shall be effective without the prior written consent of Lender.

Section 9.19. Lender Approvals. Unless expressly provided herein to the contrary, any approval, consent, waiver or satisfaction of Lender with respect to any matter that is the subject of this Agreement or the other Loan Documents may be granted or withheld by Lender in its sole and absolute discretion and credit judgment.

Section 9.20. Set-Offs. After the occurrence and during the continuance of an Event of Default, Borrower hereby irrevocably authorizes and directs, Lender from time to time to charge Borrower’s accounts and deposits with Lender (or its Affiliates), and to pay over to Lender an amount equal to any amounts from time to time due and payable to Lender hereunder, under the Notes or under any other Loan Document.

Section 9.21. Relationship. The relationship between Lender and Borrower shall be that of creditor-debtor only. No term in this Agreement or in the other Loan Documents and no course of dealing between the parties shall be deemed to create any relationship of agency, partnership or joint venture or any fiduciary duty by Lender to Borrower or any other party.

Section 9.22. Joint and Several Liability; Binding Obligations. Borrower is defined collectively to include all Persons comprising Borrower and, as such, the terms of this Agreement are to be applied to each individual Person comprising Borrower (as well as to all such Persons taken as a whole); provided, however, that any references herein to “any Borrower”, “each Borrower” or similar references, shall be construed as a reference to each individual Person comprising Borrower. This Agreement is a primary and original obligation of each Person comprising Borrower and each Borrower shall be jointly and severally liable for all Obligations, existing and future, of any other Borrower as fully as if such Obligations were directly incurred by such Borrower under this Agreement, regardless of which of Borrower actually receives the proceeds of the Loans or the benefit of any other extensions of credit hereunder, or the manner in which Borrower or Lender accounts therefor in their respective books and records.

Section 9.23. Choice of Law; Consent to Jurisdiction. WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDINGS RELATING TO THIS AGREEMENT (EACH, A “PROCEEDING”), BORROWER IRREVOCABLY (A) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS HAVING JURISDICTION IN THE CITY, COUNTY AND STATE OF NEW YORK, AND (B) WAIVES ANY OBJECTION THAT IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDING BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT ANY PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDING, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY. NOTHING IN THIS AGREEMENT SHALL PRECLUDE LENDER FROM BRINGING A PROCEEDING IN ANY OTHER JURISDICTION NOR WILL THE BRINGING OF A PROCEEDING IN ANY ONE OR MORE JURISDICTIONS PRECLUDE THE BRINGING OF A PROCEEDING IN ANY OTHER JURISDICTION. BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND FURTHER AGREES AND CONSENTS THAT, IN ADDITION TO ANY METHODS OF SERVICE OF PROCESS PROVIDED FOR UNDER APPLICABLE LAW, ALL SERVICE OR PROCESS IN ANY PROCEEDING IN ANY NEW YORK STATE OR UNITED STATES COURT SITTING IN THE CITY AND COUNTY OF NEW YORK MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO BORROWER AT THE ADDRESS INDICATED HEREIN, AND SERVICE SO MADE SHALL BE COMPLETE UPON RECEIPT; EXCEPT THAT IF BORROWER SHALL REFUSE TO ACCEPT DELIVERY, SERVICE SHALL BE DEEMED COMPLETE FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO MAILED. THIS AGREEMENT AND ALL RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY PRINCIPLES OF LAW THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER STATE.

Section 9.24. Waiver of Trial By Jury. WITH RESPECT TO ANY CLAIMS OR DISPUTES PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS, BORROWER HEREBY (A) COVENANTS AND AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY A JURY, AND (B) WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS SEPARATELY GIVEN, KNOWINGLY AND VOLUNTARILY, BY BORROWER, AND THIS WAIVER IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A JURY TRIAL WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED AND REQUESTED TO SUBMIT THIS AGREEMENT TO ANY COURT HAVING JURISDICTION OVER THE SUBJECT MATTER AND THE PARTIES TO THIS AGREEMENT, SO AS TO SERVE AS CONCLUSIVE EVIDENCE OF BORROWER’S WAIVER OF THE RIGHT TO JURY TRIAL. FURTHER, BORROWER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF LENDER (INCLUDING LENDER’S COUNSEL) HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO BORROWER THAT LENDER WILL NOT SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION.

Section 9.25. Existing Agreements Superseded; Exhibits and Schedules. (a) The Original Loan Agreement, including the schedules thereto, is superseded by this Agreement (including the schedules hereto), which has been executed in renewal, amendment, restatement and modification of, but not in novation or extinguishment of, the obligations under the Original Loan Agreement. Any and all outstanding amounts under the Original Loan Agreement including, but not limited to principal, accrued interest, fees and other charges, as of the date hereof shall be carried over and deemed outstanding under this Agreement.

(b) Each Borrower reaffirms its obligations under every Loan Document to which it is a party, including but not limited to the Notes, the Pledge Agreement, the Warrant and any schedules thereto, as applicable.

(c) Each Borrower agrees that each Loan Document (other than this Agreement) to which it is a party shall remain in full force and effect following the execution and delivery of this Agreement and that all references in any of the Loan Documents to the “Loan Agreement” shall be deemed to refer to this Amended and Restated Loan Agreement.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, intending to be legally bound, and intending that this Agreement constitutes an instrument executed under seal, the parties have caused this Agreement to be executed under seal as of the date first written above.

BORROWER:	NIMBLEGEN SYSTEMS INC., a Delaware corporation

	By:	/s/ David S. Snyder
	Name:	David S. Snyder
	Title:	Vice President
Borrower’s Tax ID No. 39-2003768

NIMBLEGEN SYSTEMS OF ICELAND, LLC, a Delaware limited liability company
By:	NIMBLEGEN SYSTEMS INC., its sole member

By:	/s/ David S. Snyder
Name:	David S. Snyder
Title:	Vice President

LENDER:	GENERAL ELECTRIC CAPITAL CORPORATION,
a Delaware corporation

	By:	/s/ Dave Earle
	Name:	Dave Earle
	Title:	Duly Authorized Signatory

	By:	/s/ Scott R. Towers
	Name:	Scott R. Towers
	Title:	Duly Authorized Signatory